Execution Copy

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

MW1 LLC

Execution Copy

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4.02	Fiscal Year	18

4.03	Tax Matters Partner	18

4.04	Reporting	19

ARTICLE 5 Allocations of Profit and Loss		19

5.01	General	19

5.02	Liquidation Value Procedure	19

5.03	Special Allocations	20

5.04	Tax Consequences	21

ARTICLE 6 Distributions		22

6.01	General	22

6.02	Distributions with respect to Class B Units	22

6.03	Tax Distributions	23

6.04	Insolvency	24

6.05	Withholding	24

6.06	Distribution of Assets in Kind	24

ARTICLE 7 Management		24

7.01	Executive Committee	24

7.02	Duties and Obligations of the Executive Committee	28

7.03	Board of Directors of GXYF; Closing of the Merger	29

7.04	Officers	31

7.05	Binding the Company	32

7.06	Exculpation	32

7.07	Indemnification	32

7.08	Reliance by Third Parties	33

7.09	Guaranty and Assumption Agreements	34

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7.10	UBTI and Effectively Connected Income	34

ARTICLE 8 Transfers and Repurchases of Interests		34

8.01	Restrictions on Transfers of Interests	34

8.02	Right of First Refusal	35

8.03	Tag-Along	36

8.04	Incapacity of a Unitholder	37

8.05	Repurchases or Forfeiture of Class B Units	37

ARTICLE 9 Term; Dissolution and Liquidation		37

9.01	Events Causing Dissolution	37

9.02	Procedures on Dissolution	38

9.03	Liquidation Following Dissolution	38

9.04	Claims of the Unitholders	39

9.05	Certificate of Cancellation	39

ARTICLE 10 General Provisions		40

10.01	Notices	40

10.02	Word Meanings	40

10.03	Binding Provisions	40

10.04	Applicable Law	40

10.05	Dispute Resolution	40

10.06	Counterparts	41

10.07	Severability of Provisions	41

10.08	Section Titles	41

10.09	Amendments and Waivers	41

10.10	Counsel to the Company	41

10.11	Entire Agreement	42

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10.12	Waiver of Partition	42

10.13	Confidentiality	42

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Execution Copy

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of the 7th day of May 2009, as amended, supplemented or restated from time to time (the “Agreement”), is made by and among the Persons executing signature pages hereto as Unitholders. Capitalized terms used in this Agreement shall have the meanings set forth in ARTICLE 1.

WHEREAS, MW1 LLC (the “Company”) was formed pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq., as amended from time to time, upon the filing of a certificate of formation with the Secretary of State of the State of Delaware on February 9, 2009 (the “Certificate of Formation”);

WHEREAS, Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road”) entered into the Limited Liability Company Agreement of the Company dated February 8, 2009 (the “Original Agreement”);

WHEREAS, the Company is the sole stockholder of Andromeda Acquisition Corp., a Delaware corporation (“Andromeda”);

WHEREAS, Andromeda is conducting a tender offer to acquire shares of Galaxy Nutritional Foods, Inc., a Delaware corporation (“GXYF”), pursuant to the terms of that certain Offer to Purchase filed with the Securities and Exchange Commission on February 13, 2009, as amended from time to time (the “Tender Offer”);

WHEREAS, it is anticipated that following the successful completion of the Tender Offer, Andromeda will be merged with and into GXYF, with GXYF surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, Mill Road and the other Unitholders desire to amend and restate the Original Agreement, setting forth their respective ownership interests in the Company and the principles by which the Company will be operated and governed; and

WHEREAS, it is intended that the Company be treated as a partnership for federal and state income tax purposes;

NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed, and the Original Agreement is hereby amended and restated, as follows:

ARTICLE 1

Definitions

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below.

“Additional Capital Contribution” means a capital contribution made to the Company with respect to any Units, other than the 1,000,000 Class A Units issued as of the date hereof.

“Additional Unit” means a Unit issued after the date hereof.

“Additional Unitholder” means a Unitholder that was admitted to the Company after the date hereof.

“Adjusted Capital Account” means, for any Unitholder, such Unitholder’s Capital Account increased by such Unitholder’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Adjusted Class B Units Percentage” means the aggregate number of Class B Units outstanding multiplied by 1.25 divided by the aggregate number of Units outstanding, expressed as a percentage.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Andromeda” has the meaning set forth in the preamble.

“Available Cash Flow” means, with respect to any Fiscal Year or other period, the sum of all cash receipts of the Company from any and all sources, less all cash disbursements (including loan repayments and advances to GXYF) and a reasonable allowance for reserves, contingencies and anticipated obligations as determined by the Executive Committee.

“Bankruptcy” means, as to any Person, when such Person (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudicated as bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (d) files a complaint, petition or answer seeking for itself any bankruptcy-related reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest any material allegation of a complaint or petition filed against it in any such proceeding enumerated in (d) above; or (f) seeks, assents to, or acquiesces in, the appointment of a trustee, receiver or liquidator for such Person or for all or any substantial part of its properties. A “bankruptcy” shall not be deemed to occur solely because of the commencement of any proceeding against such Person (other than as specified in the immediately preceding sentence), the appointment (without its consent or acquiescence) of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, or the failure to have such proceeding dismissed or such appointment vacated or stayed within the period of time set forth in Section 18-304(b) of the Delaware Act.

“Business Day” means a day other than Saturday, Sunday or any other day on which the New York Stock Exchange is closed.

“Buyer” has the meaning set forth in Section 8.03.

“Capital Account” has the meaning set forth in Section 3.01(a).

“Capital Contribution” means, with respect to any Unitholder, the aggregate amount of cash and other property contributed to the capital of the Company by such Unitholder pursuant to Section 3.02, as reflected in Exhibit A. Unless otherwise provided herein, in the case of a Unitholder who acquires Units in the Company by Transfer directly from another Unitholder in accordance with this Agreement, such Unitholder shall be deemed to have made the Capital Contributions made by the Transferor of such Units (or made by such Transferor’s predecessor in interest with respect to such Units).

“Certificate” means the Certificate of Formation creating the Company, as it may be amended, supplemented or restated from time to time, in accordance with the Delaware Act.

“Certificate of Formation” has the meaning set forth in the preamble.

“Change of Control” means a transaction or series of related transactions, whether by asset sale, stock sale, sale of Interests, merger, consolidation, or otherwise, that results in (a) the sale of all or substantially all of the assets of GXYF or the Company, (b) the Company no longer holding at least fifty percent (50%) of the voting power of GXYF, or (c) the Unitholders of the Company immediately prior to such transaction or series of related transactions no longer beneficially holding more than fifty percent (50%) of the voting power of the Company or the surviving entity in such transaction or series of related transactions, it being understood that transfers between Mill Road and its Affiliates, Kreiger Group and its Affiliates, or Mill Road and Krieger Group (or their respective Affiliates) shall not be considered in determining whether a Change of Control has occurred under clause (c) of this definition; provided, however, that a Change of Control shall not be deemed to occur under clause (c) as a result of a sale of Interests by the Company to an Institutional Investor purchasing in a bona fide equity financing for the purpose of raising working capital for the Company or GXYF. For the purposes of this definition, an “Institutional Investor” shall mean a bona fide venture capital fund, private equity fund or institutional investor primarily engaged in the business of making equity investments.

“Choosing Party” has the meaning set forth in Section 3.08(b).

“Class A Distribution Pool” means, with respect to each Class A Unitholder, an amount equal to the Remaining Available Cash Flow multiplied by that Class A Unitholder’s Class A Percentage Interest.

“Class A Hurdle Amount” means, with respect to any Class A Unitholder, as of the date of any distribution pursuant to Section 6.01, an amount that would provide such Class A Unitholder an internal rate of return of 30% per annum, computed based on a 365 day year, on such Unitholder’s Priority Return Amount, taking into account the amount and timing of (i) such Unitholder’s Capital Contributions, (ii) all distributions received by such Unitholder pursuant to Section 6.01 (other than the Krieger Distribution), and (iii) any Krieger Group Fees or Mill Road Fees received by such Unitholder. For purposes of subsection (i) of this definition, the $5,000,000 fixed portion of each of the Krieger Group’s and Mill Road’s Priority Return Amount shall be treated as a Capital Contribution made on the date hereof.

“Class A Percentage Interest” means, with respect to each Class A Unitholder, the aggregate number of Class A Units owned by such holder divided by the aggregate number of Class A Units outstanding, expressed as a percentage.

“Class A Units” means Class A ownership interests of the Company having all of the rights, titles and obligations set forth in this Agreement.

“Class B Distribution Threshold” has the meaning set forth in Section 6.02.

“Class B Units Percentage” means the aggregate number of Class B Units outstanding divided by the aggregate number of Units outstanding, expressed as a percentage.

“Class B Units” means Class B ownership interests of the Company having all of the rights, titles and obligations set forth in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Coin Flip Notice” has the meaning set forth in Section 3.08(b).

“Company” has the meaning set forth in the preamble.

“Compelled Sale Notice” has the meaning set forth in Section 3.08(a).

“Compelling Party” has the meaning set forth in Section 3.08(a).

“Covered Person” means any employee, officer or Director of the Company, the Tax Matters Partner, and any member of the Advisory Board.

“Deadlock” has the meaning set forth in Section 3.08(b).

“Death or Disability” means the death of a natural person or the suffering of a physical or mental disability by a natural person as a result of which such person is unable to perform his or her normal services for the Company or GXYF for a period of six consecutive months.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time and any successor thereto.

“Depreciation” means, for each Fiscal Year or other Fiscal Period of the Company, an amount equal to the depreciation, depletion, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such Fiscal Year or other period, provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Executive Committee.

“Director” means a member of the Executive Committee.

“EBITDA Formula Price” has the meaning set forth in Section 3.05(c).

“Effectively Connected Income” means income that is “taxable income which is effectively connected with the conduct of a trade or business within the United States” within the meaning of section 871 or 882 of the Code or that is treated as “taxable income which is effectively connected with the conduct of a trade or business within the United States” by reason of section 897(a)(1) of the Code.

“Employment Agreement” has the meaning set forth in Section 8.05.

“Equity Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including partnership or membership interests (including any components thereof such as capital accounts, priority returns or the like) in a limited partnership or limited liability company and any and all warrants, rights or options to purchase any of the foregoing.

“Excess Deficit Balance” has the meaning set forth in Section 5.03(b).

“Executive Committee” means the Executive Committee of the Company, as more fully described in Section 7.01.

“Fifth Anniversary” has the meaning set forth in Section 3.08(a).

“Fiscal Period” has the meaning set forth in Section 4.02.

“Fiscal Year” has the meaning set forth in Section 4.02.

“Fund Indemnitors” has the meaning set forth in Section 7.07.

“GAAP” means generally accepted accounting principles of the United States consistently applied.

“Go Private Event” the date that GXYF is no longer a public company, pursuant to the filing of a Form 15 with the Securities and Exchange Commission.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for United States federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value at the time of its contribution, as determined by Investor Director Approval and the contributor of the asset;

(b) the Gross Asset Value of any Company asset (other than cash) distributed in kind to any Unitholder shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by Investor Director Approval;

(c) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Investor Director Approval, as of the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

(d) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Investor Director Approval, upon the grant of any Class B Unit in exchange for the future performance of services, as described in Section 3.05(b); and

(e) the Gross Asset Value of all Company assets shall otherwise be adjusted to equal their respective gross fair market values, as determined by Investor Director Approval, as required for purposes of maintaining Capital Accounts under relevant Treasury Regulations or at the election of the Executive Committee in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

The determination or adjustment of the Gross Asset Value pursuant to this definition shall take into account Section 7701(g) of the Code, if applicable. If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (d) or (e) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit or Loss and as otherwise required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Guaranty and Assumption Agreements” means the Guaranty, Assumption Agreement, Reimbursement Agreement, and Membership Pledge and Security Agreement, each in the form attached as Exhibits B, C, D and E to this Agreement and to be executed as applicable by Mill Road and the Krieger Group as of the Go Private Event.

“GXYF” has the meaning set forth in the preamble.

“GXYF Budget” has the meaning set forth in Section 7.01(l).

“GXYF EBITDA” has the meaning set forth in Section 3.05(c).

“GXYF Free Cash Flow” means the cash flow from operations of GXYF, less the cash flow from investment activities of GXYF, each as shown on the cash flow statements of GXYF.

“Incapacitated Unitholder” has the meaning set forth in Section 8.04(a).

“Incapacity” means, (i) as to any natural person, Bankruptcy, adjudication by a court of competent jurisdiction of incompetence or insanity, or Death or Disability and (ii) as to entities, Bankruptcy or the dissolution or termination of existence (other than by merger or consolidation) of such entity.

“Initial Capital Contributions” means the Capital Contributions to be made to the Company with respect to the 1,000,000 Class A Units issued as of the date hereof.

“Interest” means a Unitholder’s entire interest in the Company, including a Unitholder’s Capital Account and the allocation of Profit and Loss to which such Unitholder is entitled.

“Investor Director Approval” means the approval or consent of all Investor Directors then in office.

“Investor Directors” means the Mill Road Director and the Krieger Director, as applicable.

“Krieger Director” has the meaning set forth in Section 7.01(b).

“Krieger Distribution” has the meaning set forth in Section 7.03(a).

“Krieger Group” means Galaxy Partners LLC, a Minnesota limited liability company.

“Krieger Group Change of Control” means a transaction or series of related transactions, whether by asset sale, stock sale, sale of Interests, merger, consolidation, or otherwise, that results in (a) the sale of all or substantially all of the assets of the Krieger Group, or (b) the beneficial owners of the Krieger Group immediately prior to such transaction or series of related transactions no longer beneficially holding more than fifty percent (50%) of the voting power of the Krieger Group or the surviving entity in such transaction or series of related transactions.

“Krieger Group Fees” has the meaning set forth in Section 7.03(b).

“Liquidating Agent” means such Person or Persons appointed by the Executive Committee, who shall liquidate in accordance with the terms of ARTICLE 9 the assets of the Company, apply and distribute the proceeds thereof and cause the cancellation of the Certificate.

“Liquidating Trust” has the meaning set forth in Section 9.02(d).

“Liquidation Value Procedure” has the meaning set forth in Section 5.02.

“Management Director” has the meaning set forth in Section 7.01(b).

“Merger” has the meaning set forth in the preamble.

“Mill Road” has the meaning set forth in the preamble.

“Mill Road Contribution” has the meaning set forth in Exhibit A.

“Mill Road Covered Persons” has the meaning set forth in Section 7.07.

“Mill Road Director” has the meaning set forth in Section 7.01(b).

“Mill Road Fees” has the meaning set forth in Section 7.03(b).

“Naming Party” has the meaning set forth in Section 3.08(b).

“Non-Compelling Party” has the meaning set forth in Section 3.08(a).

“Offer Price” has the meaning set forth in Section 8.03.

“Offeree” has the meaning set forth in Section 8.02(a).

“Option Price” has the meaning set forth in Section 3.08(b).

“Original Agreement” has the meaning set forth in the preamble.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Priority Return Amount” means (i) with respect to the Krieger Group, $5,000,000, plus the aggregate amount of any Additional Capital Contributions made by the Krieger Group, (ii) with respect to Mill Road, $5,000,000, plus the aggregate amount of any Additional Capital Contributions made by Mill Road, and (iii) with respect to any other Class A Unitholder, the amount of such holder’s Capital Contribution.

“Profit and Loss” means the taxable income or loss of the Company for United States federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, with the following adjustments:

(a) Any tax exempt income or gain of the Company that is not otherwise taken into account in computing Profits and Losses shall increase the amount of such taxable income or decrease the amount of such loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such) and not otherwise taken into account in computing Profits and Losses shall decrease the amount of such taxable income or increase the amount of such loss; and

(c) In the event the Gross Asset Value of any Company asset is adjusted (i) the amount of such adjustment (including an adjustment resulting from a distribution of such asset but excluding an adjustment resulting from a contribution of such asset) shall be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Profits and Losses, (ii) gain or loss resulting from any disposition of such asset with respect to which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Gross Asset Value of such asset, and (iii) in lieu of the cost recovery or similar deductions taken into account with respect to any asset with a Gross Asset Value which differs from its adjusted basis under the Code, such deductions shall be an amount equal to the Depreciation with respect to such asset.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Affiliate” has the meaning set forth in Section 3.05(b).

“Qualifying Sale” has the meaning set forth in Section 3.08(a).

“Re-Offer Notice” has the meaning set forth in Section 8.02(b).

“Re-Offer Period” has the meaning set forth in Section 8.02(b).

“Reduction Items” has the meaning set forth in Section 5.03(b).

“Regulatory Allocations” has the meaning set forth in Section 5.03(f).

“Remaining Available Cash Flow” means, with respect to a distribution made pursuant to Section 6.01, the Available Cash Flow remaining after the Krieger Distribution, if any, that is required to be made pursuant to Section 6.01(a) in connection with that distribution of Available Cash Flow.

“Representative” means, in the case of the Death of a Unitholder, the executor, administrator or trustee of the Unitholder’s estate, or, if a Unitholder is adjudicated insane or incompetent, the Unitholder’s committee, guardian or conservator, or, in the case of a Unitholder’s bankruptcy, the trustee or receiver of the Unitholder’s estate.

“Selling Unitholder” has the meaning set forth in Section 8.02(a).

“Shop Period” has the meaning set forth in Section 3.08(a).

“Subsidiary” of a Person means any corporation more than 50% of the outstanding voting securities of which, or any partnership, limited liability company, joint venture or other entity any more than 50% of the total equity interest of which, is directly or indirectly owned by such Person or any Subsidiary of such Person, or for which such Person or any Subsidiary of such Person serves as the general partner or managing member.

“Substituted Unitholder” has the meaning set forth in Section 8.01.

“Tag-Along Unitholders” has the meaning set forth in Section 8.03.

“Tag Selling Unitholder” has the meaning set forth in Section 8.03.

“Tag Transfer Notice” has the meaning set forth in Section 8.03.

“Target Balance” means, for each Unitholder at any point in time, either (i) a positive amount equal to the net amount, if any, the Unitholder would be entitled to receive, (ii) a negative amount equal to the net amount the Unitholder would be required to pay or contribute to the Company or to any third party or (iii) zero (if neither (i) nor (ii) is applicable), assuming, in each case, that (A) the Company sold all of its assets for an aggregate purchase price equal to the aggregate Gross Asset Value at such time (assuming for this purpose only that the Gross Asset Value of any asset that secures a liability that is treated as “nonrecourse” for purposes of Treasury Regulation Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulation Section 1.704-2(d)(2)); (B) all liabilities of the Company were paid in accordance with their terms from the amounts specified in clause (A)

of this sentence; (C) any Unitholder that was obligated to contribute any amount to the Company pursuant to this Agreement or otherwise (including the amount a Unitholder would be obligated to pay to any third party pursuant to the terms of any liability or pursuant to any guaranty, indemnity or similar ancillary agreement or arrangement entered into in connection with any liability of the Company) contributed such amount to the Company; (D) all liabilities of the Company that were not completely repaid pursuant to clause (B) of this sentence were paid in accordance with their terms from the amounts specified in clause (C) of this sentence; and (E) the balance, if any, of any amounts held by the Company were distributed in accordance with Section 6.01 (taking the effect of Section 6.02 into account).

“Tax Distribution” has the meaning set forth in Section 6.03.

“Tax Matters Partner” means a tax matters partner of the Company consistent with Section 6231(a)(7) of the Code and performing the duties of a tax matters partner set forth therein. The initial Tax Matters Partner shall be the Person identified in Section 4.03.

“Tender Offer” has the meaning set forth in the preamble.

“Tender Offer Expenses” has the meaning set forth in Section 7.03(c).

“Terminated Director” has the meaning set forth in Section 7.01(b).

“Transfer” means the sale, assignment or other transfer (including by pledge, hypothecation or other encumbrance), voluntarily or by operation of law, of all or any part of an Interest of a Unitholder and, as a verb, shall mean to sell, to assign or otherwise to transfer all or any part of an Interest of a Unitholder.

“Transfer Notice” has the meaning set forth in Section 8.02(a).

“Transfer Price” has the meaning set forth in Section 8.02(c).

“Transfer Units” has the meaning set forth in Section 8.02(a).

“Transferee” means the purchaser, assignee, transferee or other recipient of all or any part of an Interest of a Unitholder.

“Transferor” means a Unitholder that sells, assigns or otherwise transfers all or any part of its Interest in the Company.

“Treasury Regulations” means the United States income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UBTI” means “unrelated business taxable income,” as defined in sections 511 through 514 of the Code.

“Unitholder” means any Person who owns any Units.

“Units” means the Class A Units and Class B Units.

ARTICLE 2

General

2.01 Name of the Company. The name of the Company is MW1 LLC. The name of the Company may be changed at any time or from time to time by the Executive Committee.

2.02 Place of Business, Registered Office and Registered Agent.

(a) The principal place of business of the Company shall be such place or places as the Executive Committee may, from time to time, designate.

(b) The Company’s registered agent and office in Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Executive Committee may designate another registered agent or registered office.

2.03 Purposes. The purpose of the Company is (a) to serve as the sole stockholder of Andromeda, (b) to support the Tender Offer and provide capital to Andromeda for the Tender Offer, (c) upon completion of the Merger, to be the sole stockholder of GXYF, the surviving entity in the Merger, and act as GXYF’s parent company, and (d) to engage in any other act or activities permitted under the Delaware Act, subject to the limitations set forth in this Agreement.

2.04 Powers. The Company shall have the power and authority to take all actions necessary, appropriate, proper, advisable, incidental or convenient to, or for the furtherance of, the purposes set forth in Section 2.03, including the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act;

(b) to purchase, subscribe for or otherwise acquire, own, hold, vote, sell, mortgage, pledge or otherwise dispose of, and otherwise use and deal in and with, securities, shares or other interests in, or obligations of, domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or any other nation or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(c) to hire and fire employees (who may be designated as officers of the Company), consultants and others, and to define their duties and fix their compensation;

(d) to acquire (by purchase, lease, contribution of property or otherwise), own, hold, license, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary or convenient to the accomplishment of the purposes of the Company;

(e) to negotiate, enter into, perform, amend, extend, waive, terminate or take any other action with respect to contracts of any kind, including contracts with any of the Unitholders or Directors, any Affiliate thereof, or any employee or agent of the Company in connection with, or necessary or convenient to, the accomplishment of the purposes of the Company, and any lease, contract or security agreement in respect of any assets of the Company;

(f) to lend money for its proper purposes, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

(g) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(h) to sue and be sued, complain and defend, and participate in administrative or other proceedings in its name, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle all other claims or demands of or against the Company, and to hold proceeds against the payment of contingent liabilities;

(i) to indemnify any Person to the extent permitted by the Delaware Act;

(j) to make, execute, acknowledge and file all documents and instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company; and

(k) to cease its activities and cancel the Certificate.

2.05 Unitholders. The Unitholders of the Company are identified on Exhibit A hereto along with the number of Units in each class held by each Unitholder, as such Exhibit may be amended from time to time in accordance with Section 10.09. A Substituted Unitholder or an Additional Unitholder may be admitted to the Company only as permitted by Section 3.05 and ARTICLE 8.

2.06 Liability of Unitholders. Except as may be required under the Delaware Act or specifically agreed to in any written agreement, no Unitholder shall be liable, whether to the Company, to any of the other Unitholders or to any creditor of the Company, for any debts, liabilities, contracts or obligations of the Company, regardless of whether such Unitholder serves as an agent or employee of the Company or an officer, director, stockholder, agent or employee of Andromeda or GXYF. Without limiting the foregoing, the failure of the Company to observe any formalities or requirements relating to exercise of the Company’s powers or management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on any Unitholder for liabilities of the Company. No Unitholder shall, except as otherwise required by the Delaware Act, be required to make any Capital Contributions in addition to those set forth on Exhibit A or to lend any funds to the Company. The Company shall indemnify each Unitholder and its partners, directors, officers, trustees, employees and agents against any and all liabilities and expenses (including but not limited to amounts paid in satisfaction of judgments, in compromise, settlement and counsel fees) reasonably incurred in connection with the defense or disposition of any actual or threatened claim, action, suit or proceeding made by any party, other than the Company or another Unitholder, against such Unitholder in its capacity as a Unitholder of the Company for any debts, liabilities or obligations of the Company, except in the case of liabilities and expenses with respect to any matter arising out of a breach by the Unitholder of its obligations under this Agreement or which are the result of such Unitholder’s willful malfeasance, gross negligence, reckless disregard of duty or fraud; provided, however, that nothing in this Section 2.06 shall limit a Person’s right to indemnification under Section 7.07 to the extent Section 7.07 is applicable.

ARTICLE 3

Capital Contributions; Units

3.01 Capital Accounts.

(a) A capital account shall be maintained for each Unitholder (a “Capital Account”), the initial value of which shall be determined in accordance with Section 3.01(b), and which shall thereafter be increased or decreased by Profit and Loss allocated to the Unitholder pursuant to ARTICLE 5, and decreased by the cash and fair market value of property distributed to the Unitholder pursuant to ARTICLE 6, and in all events maintained in accordance with applicable provisions of the Code and Treasury Regulations.

(b) The initial Capital Account of each Class A Unitholder and Class B Unitholder shall be set forth in Exhibit A.

(c) A Unitholder shall not have any obligation to the Company or any other Unitholder to restore any negative balance in the Unitholder’s Capital Account.

3.02 Additional Capital Contributions. Additional Capital Contributions may be made only as provided in Section 7.01(m).

3.03 Nature of Interests. Each Unitholder hereby agrees that its interest in the Company shall for all purposes be personal property. A Unitholder has no interest in specific property of the Company.

3.04 Classes of Unitholders. The Company initially shall have two classes of Units, Class A and Class B, which shall have such rights as are set forth herein. The number of Units of each class from time to time issued and outstanding is as set forth in Exhibit A, which Exhibit shall be amended from time to time in accordance with Section 10.09 hereof.

3.05 Issuance of Additional Units.

(a) Except as set forth in Section 3.05(b), Additional Units may be issued only as provided in Section 7.01(m), and only if the preemptive rights set forth in Section 3.12 have been complied with.

(b) As of the date hereof, there are authorized for issuance the number of Class B Units set forth on Exhibit A, none of which have been issued. From time to time, the number of Class B Units authorized for issuance may be increased with Investor Director Approval. The Executive Committee is authorized to issue to current and future key employees or directors of the Company, Andromeda, GXYF or other Qualified Affiliates, in exchange for the future performance of services any or all of the then authorized but unissued Class B Units; provided, however, that no Class B Units may be issued to employees of GXYF until the earlier of: (x) the consummation of the Merger, and (y) the acquisition by Andromeda of more than 80% of the total combined voting power of all classes of GXYF stock entitled to vote and more than 80% of the total number of shares of all other classes of stock of GXYF. For the purpose hereof, a “Qualified Affiliate” shall be an entity that the Company directly or indirectly holds more than 80% of the total combined voting power of all classes of stock of such entity entitled to vote and more than 80% of the total number of shares of all other classes of stock of such entity. Upon the grant of Class B Units pursuant to this Section 3.05(b), the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as provided in the definition of Gross Asset Value, and the Profit and Loss arising from such adjustment shall be allocated to the Unitholders in accordance with ARTICLE 5 based on their respective Interests immediately before such grant. Any Class B Units granted in exchange for the future performance of services on any particular date shall be listed on Exhibit A separately from any other Units already held by the relevant Unitholder and identified thereupon as “Class B Units,” along with the amount of the applicable Class B Distribution Threshold, if any. This Section 3.05(b) is intended to reflect the intent of the parties hereto that the grant of Class B Units be treated as the issuance of a profits interest for United States federal income tax purposes.

(c) The Unitholders acknowledge that GXYF may pursue growth through acquisitions and that the issuance of Additional Units of the Company may be necessary to raise capital for such potential acquisitions, for GXYF’s general working capital needs, or for other purposes. Except as otherwise provided in this Agreement, any such issuance of Additional Units to raise equity capital shall take the form of the issuance of additional Class A Units at a price per Class A Unit equal to the greater of: (i) the price per Class A Unit paid in the most recent financing round (which shall initially be $10 per Class A Unit and thereafter shall be the price per Class A Unit calculated using this Section 3.05(c) in financings subsequent thereto) or (ii) the EBITDA Formula Price. Any such issuances shall be made in compliance with the preemptive rights set forth in Section 3.12. For the purpose of this Section 3.05(c), “EBITDA Formula Price” shall mean the price per Class A Unit calculated by dividing (i) the sum of (A) four (4) times the Galaxy EBITDA, minus (B) the total indebtedness of GXYF, plus (C) the total cash of GXYF, by (ii) the total number of Class A Units then outstanding. For the purpose of this Section 3.05(c), “GXYF EBITDA” shall mean the annual net income plus interest, taxes, depreciation and amortization of GXYF, calculated (i) prior to February 13, 2010, by annualizing the most recently completed fiscal quarter, and (ii) on or after February 13, 2010, by using the trailing twelve months. Such calculation of GXYF EBITDA shall not include the effects of any non-completed acquisition by GXYF.

3.06 Vested Units. All Class A Units shall be fully vested when issued.

3.07 Special Vesting of Class B Units. Subject to any additional adjustments that may be provided for in any employment agreement with a Class B Unitholder, each issuance of Class B Units shall vest 20% per year on each of the first five anniversaries of the issuance of such Class B Units. Subject to any additional provisions that may be provided for in any employment agreement with a Class B Unitholder, if a Class B Unitholder is no longer an employee or director of the Company, Andromeda, GXYF or another Qualified Affiliate, whether due to resignation, termination, Death or Disability or otherwise, such Class B Unitholder’s rights as a Unitholder with respect to those unvested Class B Units (including, but not limited to, the right to participate in distributions with respect thereto) shall terminate immediately and such Unitholder’s unvested Class B Units shall be deemed to be forfeited and no longer outstanding (and may subsequently be reissued by the Executive Committee in accordance with Section 3.05 hereof) and (ii) the balance of the Capital Account, if any, with respect to such unvested Class B Units shall be reallocated to the Class A Unitholders, in proportion to their respective number of Class A Units; provided, however, that with Investor Director Approval, the Executive Committee may accelerate or waive any vesting requirements related to any particular Class B Units. All unvested Class B Units outstanding at the time of a Change of Control shall immediately vest in full upon the closing of such Change of Control.

3.08 Rights to Compel a Sale of GXYF.

(a) At any time after the fifth anniversary of the date of the Merger (the “Fifth Anniversary”), if both the Krieger Director and Mill Road Director remain on the Executive Committee, then either Mill Road or the Krieger Group may compel a sale of GXYF by following the procedures set forth in this Section 3.08(a). In such case, the party that wishes to compel a sale of GXYF (the “Compelling Party”) must present the other party (Mill Road, if Krieger Group is the Compelling Party, and Krieger Group, if Mill Road is the Compelling Party) (the “Non-Compelling Party”) a written offer to sell all of the Compelling Party’s Interest in the Company to the Non-Compelling Party at the price stated in such written offer (the “Compelled Sale Notice”). The Non-Compelling Party shall have ten (10) Business Days from the receipt of the Compelled Sale Notice to agree to purchase all, but not less than all, of the Compelling Party’s Interest in the Company. If the Non-Compelling Party elects to purchase the Compelling Party’s Interest in the Company, the sale of the Compelling Party’s Interest to the Non-Compelling Party shall be held on a date reasonably acceptable to both parties, but in no event more than twenty (20) Business Days after the receipt of the Compelled Sale Notice. If the Non-Compelling Party does not elect to purchase the Compelling Party’s Interest in the Company, then the Compelling Party may cause (i) the sale of GXYF and subsequent liquidation of the Company, or (ii) the sale of the Company, (each of (i) or (ii) a “Qualifying Sale”) so long as the Qualifying Sale: (a) occurs at a valuation at least 5% greater than the price implied by the Compelled Sale Notice, (b) a definitive agreement for such sale is executed within six months of the Compelled Sale Notice and is closed within two months of the execution of such definitive agreement (the “Shop Period”), and (c) such sale provides for each Unitholder’s indemnification obligations to the acquiring party, if any, to be pro rata among Unitholders based upon, and to be capped at no greater than, the ultimate sale proceeds distributable to all Unitholders. In the event that the Compelling Party secures a definitive agreement for a Qualifying Sale within the Shop Period, the Company, each Unitholder and the Executive Committee shall take all actions necessary to approve and participate in such Qualifying Sale.

(b) At any time prior to the Fifth Anniversary, if, after a negotiation period of nine (9) months, the Investor Directors are unable to come to agreement on any potential action or series of actions requiring Investor Director Approval that involves a transaction or series of transactions valued in the aggregate excess of $5,000,000 (a “Deadlock”), either Mill Road or the Krieger Group may elect to compel a sale (the party electing to compel a sale once again being referred to as the “Compelling Party”). In that case, the Compelling Party shall deliver a written notice to the Non-Compelling Party, specifying its election to invoke this Section 3.08(b) (the “Coin Flip Notice”). Within fifteen business days following the Coin Flip Notice, the Compelling Party and Non-Compelling Party shall meet in person, and with at least one disinterested witness. At such meeting, the Compelling Party will call a coin flip and if the flip is called correctly, the Compelling Party will choose to either name a price or have the Non-Compelling Party name a price; if the call is made incorrectly, the Non-Compelling Party will have the same option. The party that names a price (the “Naming Party”) is giving a price per Class A Unit (the “Option Price”) to the other party at which the Class A Units can either be bought or sold. The party that does not name the price (the “Choosing Party”) must then choose to either buy all of the Naming Party’s Class A Units at the Option Price or sell to the Naming Party all of the Choosing Party’s Class A Units at the Option Price. The resulting transaction must then be closed in a reasonable period of time (no later than sixty (60) days following the Coin Flip Notice). In the event that the Choosing Party or the Naming Party breaches its obligation to close on the transaction determined by this Section 3.08(b), the non-breaching party shall have the right, at its option, to (a) sue for specific performance, or (b) collect liquidated damages equal to one half of the Class A Units held by the breaching party. For purposes of calculating a Deadlock hereunder, such nine (9) month period shall commence on the earliest date that the Investor Directors disagree on the first of any particular number of actions related to the first of any proposed transactions included in a series of transactions that combined meet the threshold for a Deadlock hereunder.

(c) The Company, each Unitholder, and the Executive Committee shall take all actions necessary to cause the transactions contemplated by this Section 3.08 to be consummated as set forth herein.

3.09 Withdrawals of Capital. A Unitholder may withdraw capital only through a repurchase by the Company of all or a portion of the Unitholder’s Interest, and a repurchase by the Company of all or a portion of a Unitholder’s Interest can only be effected as provided under Section 7.01(m).

3.10 Splits and Recapitalizations. In the event of any dividend, split, reverse split, combination, recapitalization, merger, consolidation or other reorganization involving the Units after the date hereof, all references to Units or any class of Units shall be subject to appropriate adjustment.

3.11 Contributions to Andromeda and GXYF. Notwithstanding anything in this Agreement to the contrary, all Initial Capital Contributions may be immediately contributed to Andromeda, or, following the Merger, to GXYF, without the need for additional Executive Committee approval. Such capital contributions shall be made in connection with the Tender Offer such that the Company shall contribute the amounts contemplated by the Tender Offer that are necessary for Andromeda to acquire the shares of GXYF and fund the Tender Offer Expenses. Additional Capital Contributions, if any, shall be immediately contributed to GXYF by the Company as needed for potential acquisitions, general working capital or other purposes approved by the Executive Committee. Without limiting the foregoing, on or before the date of the consummation of the Merger, the Company: (i) shall contribute to Andromeda an amount that is at least equal to 99% of the aggregate amount of all Capital Contributions made on or before such date, and (ii) shall at no time retain cash from Capital Contributions that exceeds 1% of the aggregate fair market value of the Company’s assets.

3.12 Preemptive Rights.

(a) If at any time the Company or any Subsidiary proposes to issue any Equity Securities, other than pursuant to Section 3.05(b), the Company or such Subsidiary shall first offer in writing to sell to each Unitholder such Unitholder’s pro rata share (based on the aggregate number of Units at that time outstanding) of the proposed issue of such Equity Securities, at the same price and on the same terms at which the Company or such Subsidiary proposes to sell such Equity Securities to others.

(b) The Company or Subsidiary’s offer pursuant to Section 3.12(a) shall (i) identify and describe the Equity Securities being issued, sold or exchanged, (ii) describe the price and other material terms upon which the Equity Securities are to be issued, sold or exchanged, and the number or amount of Equity Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Equity Securities are to be offered, issued, sold or exchanged, and (iv) offer to issue and sell to or exchange with such Unitholder its pro rata share of such Equity Securities. Each Unitholder shall have fifteen (15) Business Days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the offer by giving written notice to the Company or the relevant Subsidiary (as applicable) and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall be required to offer or sell such Equity Securities to any Unitholder who would cause the Company or the relevant Subsidiary (as applicable) to be in violation of applicable federal or state securities laws by virtue of such offer or sale.

(c) If not all of the Unitholders elect to purchase their pro rata share of the Equity Securities, then the Company or such Subsidiary shall promptly notify in writing the Unitholders who do so elect and shall offer each such Unitholder the right to acquire that portion of such unsubscribed securities as the number of securities initially subscribed for by such Unitholder bears to the total number of securities initially subscribed for by all Unitholders. Each Unitholder shall have fifteen (15) Business Days after receipt of such notice to notify the Company or such Subsidiary of its election to purchase all or a portion of the unsubscribed securities. Sale of the portion of the Equity Securities subscribed for hereunder shall be held on a date reasonably acceptable to the Company or the Subsidiary making such issuance and each Unitholder purchasing Equity Securities from the Company or such Subsidiary pursuant to this Section 3.12, but in no event more than thirty (30) Business Days after the date of the Company’s or the Subsidiary’s offer to the Unitholders.

(d) In the event that the Unitholders do not subscribe for all of the Equity Securities offered to such Unitholders pursuant to this Section 3.12, the Company or such Subsidiary may sell the portion of the Equity Securities not subscribed for, at a price and on terms no less favorable to the Company or such Subsidiary than those specified in the Company’s or Subsidiary’s offer to sell such Equity Securities made to the Unitholders pursuant to this Section 3.12; provided, however, that if such sale is not consummated within ninety (90) Business Days after the date such offer was made to the Unitholders, the Company or such Subsidiary shall not sell such Equity Securities without again complying with this Section 3.12.

(e) The Company shall use all reasonable efforts to cause the corporate or other governing documents for all Subsidiaries to reflect and comply with the provisions of this Section 3.12 and to cause all Subsidiaries to so comply.

(f) The preemptive rights set forth in this Section 3.12 may be amended or waived with the written consent of the Unitholders holding at least two-thirds ( 2/3) of the then outstanding Units held by all Unitholders; provided, however, that any such amendment or waiver which adversely alters or changes the rights of any particular Unitholder under this Section 3.12 in a manner materially different than any other Unitholder shall require the consent of the Unitholder that has been so adversely affected.

ARTICLE 4

Certain Accounting Matters

4.01 Method of Accounting; Elections. At all times during its continuance and until its complete liquidation, the Company shall keep proper and complete books of account (a) in accordance with the Code for tax purposes and (b) in accordance with generally accepted accounting principles, consistently applied, for financial accounting purposes and shall include separate Capital Accounts for each Unitholder. Subject to the provisions of Section 7.01(k), the Executive Committee shall make all elections for tax purposes in a manner it believes is consistent with the best interests of the Unitholders.

4.02 Fiscal Year. The “Fiscal Year” of the Company for tax and financial accounting purposes shall be the calendar year, or such other legally permissible fiscal year as the Executive Committee may designate; provided, however, that the Company’s books shall be adjusted to allocate Profit and Loss for the preceding period among the Unitholders, according to ARTICLE 5, at any time (a) the Company liquidates, (b) the Gross Asset Value is adjusted pursuant to the terms of this Agreement, (c) otherwise required by the Code, or (d) allowed by the Code and determined by the Executive Committee as appropriate to reflect the relative interests of the Unitholders. Each such allocation shall cover the period (a “Fiscal Period”) from the end of the immediately preceding allocation period (or, if none, from the date of formation of the Company) through the date of such allocation.

4.03 Tax Matters Partner. A Unitholder shall serve as the Tax Matters Partner of the Company. Mill Road shall initially be the Tax Matters Partner and shall, under the direction of the Executive Committee, perform all the duties of a Tax Matters Partner under the Code until the resignation of Mill Road as the Tax Matters Partner or the designation by Investor Director Approval of a successor Tax Matters Partner. All reasonable expenses incurred by the Tax Matters Partner in the performance of the Tax Matters Partner’s responsibilities, including reasonable attorneys’ fees, shall be deemed expenses of the Company and paid by the Company. The Tax Matters Partner shall be deemed to be a Covered Person and shall be entitled to exculpation and indemnification for any acts or omissions in the performance of such Tax Matters Partner’s duties to the extent provided in Sections 7.06 and 7.07.

4.04 Reporting. The Company shall distribute to each Unitholder (a) an audited statement of net assets, statement of income and expenses, and statement of changes in net assets and Unitholders’ capital for each Fiscal Year and (b) such Partner’s Schedule K-1 (or equivalent) for income tax reporting purposes, within ninety (90) days after the end of each Fiscal Year.

ARTICLE 5

Allocations of Profit and Loss

5.01 General.

(a) Profits and Losses of the Company for any Fiscal Period shall be allocated among the Unitholders in such proportions and in such amounts as may be necessary so that following such allocations, the Adjusted Capital Account balance of each Unitholder equals such Unitholder’s then Target Balance.

(b) If the amount of Profits or Losses allocable to the Unitholders pursuant to Section 5.01(a) for a period is insufficient to allow the Adjusted Capital Account balance of each Unitholder to equal such Unitholder’s Target Balance, such Profits or Losses shall be allocated among the Unitholders in such a manner as to decrease the differences between the Unitholders’ respective Adjusted Capital Account balances and their respective Target Balances in proportion to such differences.

(c) Allocation of Profits and Losses provided for in this Section 5.01 shall generally be made as of the end of the Fiscal Year of the Company; provided, however, that allocations of items of Profits and Losses described in clause (c) of the definition of “Profits” and “Losses” shall be made at the time deemed realized.

5.02 Liquidation Value Procedure. Notwithstanding any other provisions of this Agreement, the Executive Committee may amend this Agreement to add a provision that will allow the Company to qualify under any Treasury Regulation, revenue procedure or other administrative pronouncement promulgated by the United States Treasury Department (including the Internal Revenue Service) (the “Liquidation Value Procedure”) similar to that contained in Internal Revenue Service Notice 2005-43, 2005-24 I.R.B. 1, pursuant to which the Company may elect to determine the value of equity interests in the Company delivered to any person in connection with services provided by such person to the Company by reference to the amount the person would receive if the Company sold all of its assets at their fair market values and liquidated. Such provision may (i) authorize and direct the Company to file any elections required by the Liquidation Value Procedure and (ii) require all Unitholders to comply with the requirements of the Liquidation Value Procedure and will contain such other provisions as the Executive Committee determines, after consultation with the Company’s tax advisors, may be necessary to comply with the Liquidation Value Procedure. All Unitholders agree to be bound by such amendment.

5.03 Special Allocations. Notwithstanding the provisions of Section 5.01, the following allocations of Profit, Loss and items thereof shall be made:

(a) Items of taxable income, gain, loss and deduction with respect to property of the Company that has a Gross Asset Value different from its adjusted basis for United States federal income tax purposes will be shared among the Unitholders so as to take account of such difference in accordance with the principles of Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i). Subject to the provisions of Section 7.01(k), the Executive Committee may select any reasonable method or methods for making such allocations including any method described in Treasury Regulation Sections 1.704-3(b), (c), or (d). In the event the Gross Asset Value of any Company property is adjusted pursuant to any of clauses (c), (d) or (e) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between such property’s adjusted basis for United States federal income tax purposes and such Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(b) In the event that any Unitholder unexpectedly receives any adjustment, allocation, or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4)-(6) (“Reduction Items”) that, after taking into account all other allocations and adjustments under this Agreement, results in a deficit balance in such Unitholder’s Capital Account as of the end of the taxable year in excess of that amount, if any, that such Unitholder is treated as obligated to restore to the Company pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c) or (h), 1.704-2(g)(1), or 1.704-2(i)(5) (an “Excess Deficit Balance”), then items of income and gain for such year (and, if necessary, subsequent years) will be specially allocated to each such Unitholder in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible. Solely for purposes of computing such Excess Deficit Balance, the Unitholder’s Capital Account shall be reduced by the amount of any Reduction Items that are reasonably expected as of the end of such taxable year.

(c) Notwithstanding any other provisions of this Agreement, nonrecourse deductions (within the meaning of Treasury Regulation Sections 1.704-2(b)(1) and (c)) shall be allocated among the Unitholders in the same manner as deductions that are not nonrecourse deductions. If there is a net decrease in Company minimum gain (as defined in Treasury Regulation Section 1.704-2(d)) for any taxable year of the Company, then before any other allocations are made for such taxable year, the Unitholders shall be allocated items of income and gain for such year (and, if necessary, for succeeding years) to the extent required by Treasury Regulation Section 1.704-2(f).

(d) Notwithstanding any other provisions of this Agreement, all Unitholder nonrecourse deductions (within the meaning of Treasury Regulation Sections 1.704-2(i)(1) and (2)) for each taxable year of the Company shall be allocated to the Unitholders who bear the economic risk of loss with respect to the debt giving rise to such deductions, in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease in Unitholder nonrecourse debt minimum gain (within the meaning of Treasury Regulation Section 1.704-2(i)(3)) for any taxable year of the Company, then after taking into account allocations pursuant to the second sentence of Section 5.03(c) but before any other allocations are made for such taxable year, the Unitholders shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treasury Regulation Section 1.704-2(i)(4).

(e) Notwithstanding any other provisions of the Agreement, no loss or deduction shall be allocated to any Unitholder to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Unitholder. Any such loss or deduction shall be reallocated away from such Unitholder and to the other Unitholders in accordance with this Agreement, but only to the extent that such reallocation would not cause or increase Excess Deficit Balances in the Capital Accounts of such other Unitholders. To the extent that allocations of loss or deduction have been made pursuant to this Section 5.03(e), future allocations of income and gain, notwithstanding anything to the contrary in this Agreement, shall be made first to restore such allocations of loss or deduction.

(f) The allocations set forth in Sections 5.03(b), 5.03(c), 5.03(d) and 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). Notwithstanding any other provision of this ARTICLE 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Unitholders so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to each such Unitholder if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) nonrecourse deductions shall not be taken into account except to the extent that there has been a reduction in Company minimum gain, and (ii) Unitholder nonrecourse deductions shall not be taken into account except to the extent that there would have been a reduction in Company minimum gain if the loan to which such deductions are attributable was not made or guaranteed by a Unitholder.

(g) Tax credits shall be allocated among the Unitholders in accordance with Treasury Regulation Section 1.704-1(b)(4)(ii).

(h) If during any taxable year of the Company there is a change in any Unitholder’s Interest, allocations of income or loss for such taxable year shall take into account the varying Interests in a manner consistent with the requirements of Section 706 of the Code. Any Unitholder that is Transferred an Interest from another Unitholder but not the corresponding portion of such other Unitholder’s Capital Account shall not be entitled to any allocation or distribution arising from Company operations prior to the date of such Transfer, unless otherwise determined by the Executive Committee or required by the Code.

5.04 Tax Consequences. The Unitholders are aware of the income tax consequences of the allocations made by this ARTICLE 5 and hereby agree to be bound by the provisions of this ARTICLE 5 in reporting their shares of the Company’s income and loss for income tax purposes.

ARTICLE 6

Distributions

6.01 General. Except as otherwise provided in this Agreement, the timing and amount of distributions, as well as whether or not distributions are made in kind, shall be determined by the Executive Committee in its discretion. Notwithstanding the foregoing and except as otherwise provided in Section 9.03, Available Cash Flow of the Company shall be distributed to the Unitholders in accordance with the following priority:

(a) First, to the Krieger Group, a one time distribution in the amount of the Krieger Distribution provided for by Section 7.03(a), which distribution shall constitute consideration paid to the Krieger Group in exchange for the Company’s purchase of 7,638,889 shares of GXYF stock. For avoidance of doubt, (i) the value of the shares sold to the Company by the Krieger Group in exchange for the Krieger Distribution shall not be included in the Krieger Group’s Capital Contribution and (ii) the remainder of the shares of GXYF stock owned by the Krieger Group and contributed by the Krieger Group to the Company in exchange for Class A Units shall be included in the Krieger Group’s Capital Contribution.

(b) Second, with respect to each Class A Distribution Pool, to the applicable Class A Unitholder to the extent of the amount, if any, by which such Class A Unitholder’s Priority Return Amount exceeds all distributions made to such Unitholder pursuant to this Section 6.01(b).

(c) Third, with respect to the balance of each Class A Distribution Pool (after taking into account the distribution, if any, made from such Class A Distribution Pool pursuant to Section 6.01(b)) in the following proportions until the applicable Class A Unitholder has received its Class A Hurdle Amount: (i) 100% minus the Class B Units Percentage to such Class A Unitholder and (ii) the Class B Units Percentage to the Class B Unitholders, pro rata in proportion to the number of Class B Units owned.

(d) Fourth, the balance with respect to each Class A Distribution Pool (after taking into account the distributions, if any, made from such Class A Distribution Pool pursuant to Sections 6.01(b) and 6.01(c)) in the following proportions: (i) 100% minus the Adjusted Class B Units Percentage to such Class A Unitholder and (ii) the Adjusted Class B Units Percentage to the Class B Unitholders, pro rata in proportion to the number of Class B Units owned.

For the avoidance of doubt, the distributions provided for in Sections 6.01(b), 6.01(c), and 6.01(d) shall be recalculated on each date that distributions occur to take into account the effect of Additional Units that may be issued from time to time and changes in the Class A Hurdle Amounts due to the issuance of Additional Units, the passage of time or other applicable factors.

6.02 Distributions with respect to Class B Units. Notwithstanding the foregoing, if a Unitholder holds any Class B Units, the Unitholder shall be entitled to receive distributions with respect to any such Class B Unit after (and only after) the Unitholders have received distributions from the Company pursuant to Section 6.01 and/or Section 9.03: (a) after the date of the grant of such Class B Unit and (b) to the extent ownership of Units is relevant under Section 6.01 and/or Section 9.03, based on the Unitholders’ respective ownership of Units before such grant (taking into account the operation of this Section 6.02 with respect to any prior grants of Class B Units), in an aggregate amount equal to the Gross Asset Values of the assets of the Company on the date of such grant, as determined by the Executive Committee for purposes of the adjustment required by Section 3.05(b) and clause (d) of the definition of Gross Asset Value and reflected on Exhibit A (any such applicable aggregate Gross Asset Value amount, a “Class B Distribution Threshold”).

6.03 Tax Distributions.

(a) Notwithstanding Section 6.01, the Company shall: (i) distribute, on a quarterly basis on or before April 1, June 1, September 1, and December 31 of each Fiscal Year, amounts that the Executive Committee reasonably determines (as further described in Section 6.03(b)) to be sufficient to result in each Unitholder receiving an amount sufficient to cover the quarterly estimated payments of the combined federal, state and local income tax liabilities of each such Unitholder (or any indirect beneficial owner thereof) resulting from the allocations of income, gain and credit hereunder, and (ii) distribute within ninety (90) days after the end of each such Fiscal Year an amount (reduced by any distributions made pursuant to clause (i) with respect to such Fiscal Year) that the Executive Committee reasonably determines to be sufficient to result in each Unitholder receiving an amount sufficient to cover the final tax liability of each such Unitholder (or any indirect beneficial owner thereof) for such Fiscal Year resulting from the allocations of income, gain and credit hereunder (any such distribution made pursuant to this Section 6.03, a “Tax Distribution”).

(b) For purposes of determining the amount of the Tax Distribution to each Unitholder, the Executive Committee may make such assumptions as it deems appropriate and reasonably necessary for administrative simplicity. For example, and without limiting the preceding sentence:

(i) the Executive Committee may apply a single tax rate to all of the Unitholders by identifying a jurisdiction for a Fiscal Year that the Executive Committee believes would impose the highest effective combined federal, state and local rate of taxation on the income of the Company if the Company were a natural person; and

(ii) the Executive Committee may further: (A) assume that each Unitholder’s only income for such Fiscal Year was such Unitholder’s allocable share of the income of the Company; (B) take into account the character of the income (e.g., as ordinary income or capital gain); (C) take into account any allowable federal income tax deduction or credit for state and local taxes (subject to any limitations that the Executive Committee believes are likely to apply); and (D) make such other reasonable assumptions as the Executive Committee may determine.

(c) The amount of the Tax Distributions to which a Unitholder otherwise would be entitled with respect to a Fiscal Year shall be reduced dollar-for-dollar by the amount of any other cash distributions received by such Unitholder (or such Unitholder’s predecessor in interest) for such Fiscal Year (other than any distributions received that are Tax Distributions with respect to a prior Fiscal Year).

(d) All Tax Distributions made to a Unitholder shall be treated as advances of distributions to be made to that Unitholder (or that Unitholder’s successor in interest) pursuant to Section 6.01 of this Agreement.

(e) The aggregate amount of Tax Distributions with respect to any Fiscal Year (or quarter thereof) may be reduced, on a pro rata basis, or not made as determined by the Investor Director Approval.

6.04 Insolvency. No distribution shall be made which, after giving effect to the distribution, would result in all liabilities of the Company exceeding the fair value of the assets of the Company in violation of Section 18-607 of the Delaware Act.

6.05 Withholding. The Company may withhold from any allocation or distribution made to any Unitholder any amount required to be withheld under the Code or any other applicable federal, state, local or foreign law. All amounts so withheld with regard to any distribution shall be treated as amounts distributed. If no distribution is being made to a Unitholder in an amount sufficient to pay that Unitholder’s withholding obligation, any amount that the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Unitholder, payable by such Unitholder by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.

6.06 Distribution of Assets in Kind. A Unitholder shall have no right to require the Company to distribute any of its assets in kind. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their fair market value, as determined by Investor Director Approval.

ARTICLE 7

Management

7.01 Executive Committee.

(a) Authority. The Company shall be governed by its Executive Committee.

(b) Number, Election and Qualification. The number of Directors who shall constitute the whole Executive Committee shall be not more than three, and shall initially be two until such time as the person designated under Section 7.01(b)(iii) is selected. Directors shall be elected by the Class A Unitholders and each Class A Unit shall have one vote. The composition of the Executive Committee shall be determined in accordance with the provisions of this Section 7.01(b). Each Unitholder agrees to vote or cause to be voted all of its Units in favor of the election of the following Directors:

(i) a person designated by Mill Road (the “Mill Road Director”), who shall initially be Justin Jacobs, for so long as Mill Road continues to own directly or indirectly at least 25% of the Units of the Company then outstanding; thereafter, this provision shall no longer apply, there shall be no director designated as a Mill Road Director and the resulting vacancy shall be filled by a vote of the Class A Unitholders;

(ii) a person designated by the Krieger Group (the “Krieger Director”), who shall initially be Timothy Krieger, for so long as the Krieger Group continues to own directly or indirectly at least 25% of the Units of the Company then outstanding and so long as no Krieger Group Change of Control has occurred; thereafter, this provision shall no longer apply, there shall be no director designated as a Krieger Director and the resulting vacancy shall be filled by a vote of the Class A Unitholders; and

(iii) Rick Antonelli, who shall also serve as the chief executive officer of GXYF following his appointment in accordance with Section 7.03 (the “Management Director”), for so long as he continues to be the chief executive officer of GXYF; thereafter, this provision shall no longer apply and the resulting vacancy shall be filled by a vote of the Unitholders; provided, however, that with the approval of all Investor Directors, an additional senior officer of GXYF may be appointed to the Executive Committee in place of any such removed Management Director.

Each Person elected to serve as a Director of the Company, as a condition to becoming a Director hereunder, shall execute and deliver an instrument pursuant to which such Director agrees to be bound by the terms hereof, and such additional agreements, instruments, certificates and documents as the Executive Committee may deem necessary, appropriate or convenient to reflect the foregoing matters and the election of such Person as a Director of the Company.

For purposes of the Delaware Act and for all other purposes, the term “Director” as used in this Agreement means “manager” within the meaning of the Delaware Act. Consequently, the parties intend that any restriction on the authority of a Director set forth in this Agreement shall also be read as a restriction on such person’s authority as a manager, and unless otherwise provided in this Agreement any restriction on the authority of a manager under the Delaware Act shall also be read as a restriction on such person’s authority as a Director.

Upon the Death or Disability, resignation, removal or expiration of the term of any Director (a “Terminated Director”), (i) such Terminated Director shall have no further authority under this Agreement, (ii) such Terminated Director shall have no further obligations or rights under this Agreement with respect to such person’s role as a Director (except for liabilities and rights accruing prior to the date of Death or Disability, resignation, removal or expiration of such Terminated Director’s term as a Director, such as, for example, rights to exculpation and indemnification under Sections 7.06 and 7.07 that relate to actions or omissions occurring during such Person’s service as a Director), and (iii) no writing or instrument shall be required to be executed by the Company or the Terminated Director to reflect such cessation of service, except that the Terminated Director shall execute and deliver any agreement, instrument, certificate or document that the Executive Committee may deem necessary, appropriate or convenient to reflect the Terminated Director’s cessation of service as a Director hereunder.

(c) Tenure. Each Director shall hold office until such Director’s successor is duly elected and qualified, or until such Director’s earlier Death or Disability, resignation or removal in accordance with Section 7.01(o).

(d) Vacancies. Any vacancy on the Executive Committee created by the resignation, incapacity, removal or Death or Disability of any person designated pursuant to Section 7.01(b) shall be filled only by another person designated in accordance with such section. Each Unitholder shall vote its Units promptly in accordance with such new designation, and any such vacancy shall not be filled in the absence of a new designation made in accordance with Section 7.01(b). A Director designated to fill a vacancy shall hold office until such Director’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such Director, or until such Director’s earlier Death or Disability, resignation or removal in accordance with Section 7.01(o).

(e) Resignation. Any Director may resign by delivering such Director’s written resignation to the Company at its principal office. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event.

(f) Regular Meetings. Regular meetings of the Executive Committee may be held without notice, in accordance with the schedule and at such place as shall be determined from time to time by the Executive Committee; provided that any Director who is absent when such a determination is made shall be given notice of the determination.

(g) Special Meetings. Special meetings of the Executive Committee may be held at any time and place designated in a call by one or more Directors.

(h) Notice of Special Meetings. Notice of any special meeting of Directors shall be given to each Director by the Director or Directors calling the meeting. Notice shall be duly given to each Director (i) by giving notice to such Director in person or by telephone or by electronic transmission at least forty-eight (48) hours in advance of the meeting; (ii) by sending a telegram or telex, or delivering written notice by telecopier or by hand, to the Director’s last known business or home address at least forty-eight (48) hours in advance of the meeting; or (iii) by mailing written notice to the Director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Notices given in accordance with subpart (i) of the preceding sentence, shall be effective when given, and notices given in accordance with subparts (ii) or (iii) of the preceding sentence shall be effective when sent. Any Director may waive notice of any meeting at any time prior to or after such special meeting by delivering such waiver in writing to the Company, and a Director will be deemed to have waived notice of a meeting if such Director attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice of a meeting of the Executive Committee need not specify the purpose of the meeting.

(i) Meetings by Telephone Conference Calls. Directors, or any members of any committee designated by the Directors, may participate in a meeting of the Executive Committee or such committee by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

(j) Quorum. A majority of the total number of Directors in office, which majority must include all Investor Directors, shall constitute a quorum at all meetings of the Executive Committee. In the absence of a quorum at any such meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

(k) Action at Meeting. At any meeting of the Executive Committee at which a quorum is present, the vote of a majority of the Directors then in office shall be necessary to take any action, except as otherwise set forth in this Agreement and except for the matters set forth in Sections 7.01(l) and 7.01(m).

(l) GXYF Budget. Notwithstanding the provisions of Section 7.01(k), the vote of a majority of the Directors then in office, including the affirmative vote of the Management Director, if any, shall be required to approve the annual operating and capital budget of GXYF (the “GXYF Budget”). If the Executive Committee is unable to agree on the GXYF Budget for any particular fiscal year, the operating expenses and capital expenditures of the prior year’s budget shall be the default GXYF Budget until a new budget is agreed upon.

(m) Investor Director Approval. Investor Director Approval shall be necessary to take any of the following actions, with respect to the Company or any direct or indirect subsidiary of the Company:

(i) Approval of any senior officer or any change in the position of any senior officer;

(ii) Approval of the compensation of any senior officer or Director or any change in the compensation of any senior officer or Director;

(iii) Entering into any business other than the ownership of GXYF;

(iv) Any material transaction with any Unitholder, officer or Director or any of their Affiliates;

(v) Purchase of an interest in any entity or the formation of any subsidiary, joint venture or similar business entity other than Andromeda or GXYF, or the entry into any joint venture, strategic alliance or off-balance sheet financing;

(vi) Except to the extent provided in Section 3.05, issuance or sale of any Equity Securities of the Company;

(vii) Acquisitions of businesses or assets or the sale of all or a substantial part of the assets of the Company, Andromeda or GXYF;

(viii) The merger or consolidation of the Company, Andromeda or GXYF with or into any other entity, no matter which entity is the survivor, other than the Merger;

(ix) Any liquidation, dissolution, winding up, reorganization or recapitalization of the Company, Andromeda or GXYF;

(x) The acceptance of any Additional Capital Contributions;

(xi) The incurrence of indebtedness for borrowed money;

(xii) Any repurchases of all or any Interests in the Company or any withdrawal of capital by a Unitholder;

(xiii) Any tax elections that could have a material effect on any Unitholder;

(xiv) The issuance of any equity, debt or convertible security by Andromeda or GXYF;

(xv) Making any decisions to waive, amend, modify, terminate or not to fully enforce non-disclosure or non-solicitation agreements with employees or former employees of the Company or GXYF or any Unitholders or former Unitholders;

(xvi) Any amendment to this Agreement or any waiver of the operation or effect of any provision of this Agreement;

(xvii) Determining the fair market value of any non-cash asset of the Company, Andromeda or GXYF; or

(xviii) Entering into any agreements to do any of the things enumerated in this Section 7.01(m).

(n) Action by Consent. Any action required or permitted to be taken at any meeting of the Executive Committee or of any committee of the Executive Committee (as specifically permitted in Section 7.01(k)) may be taken without a meeting, if all members of the Executive Committee or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Executive Committee or committee.

(o) Removal. A Director may be removed only by the party which appointed such Director upon delivery of a written notice of removal to the Company. The vacancy created by such removal shall promptly be filled in accordance with Section 7.01(b) above.

(p) Voting Agreements. Each Director agrees that he or she shall not enter into any voting trusts, voting arrangements or similar arrangements with any other Director.

7.02 Duties and Obligations of the Executive Committee.

(a) The members of the Executive Committee shall exercise their best judgment in carrying out their functions and shall not be liable to the Company or any Unitholder for any actions or omissions taken or suffered by them in good faith or for losses due to such actions or omissions.

(b) Neither the Executive Committee nor any Affiliate of any Director nor any other Person related to any Director shall have any personal liability for the repayment of the positive balance in the capital account of a Unitholder, including its Capital Contribution. To the greatest extent permitted by applicable law, neither any Director nor any Affiliate of any Director, nor any other Person related to any Director, shall be liable to the Unitholder by reason of any federal or other income tax laws or the interpretations thereof as they apply to the Company and the Unitholder, or any changes thereto.

7.03 Board of Directors of GXYF; Closing of the Merger. Following the closing of the Merger, the Company shall take all actions necessary, unless otherwise agreed to by Investor Director Approval to cause the board of directors of GXYF to have the same composition as the Executive Committee of the Company, and that such board of directors shall be governed by substantially the same powers and procedures as the Executive Committee, as set forth in this Agreement, including as set forth in Section 7.01. Promptly following the closing of the Tender Offer, the Company shall take all actions necessary, unless otherwise agreed to by Investor Director Approval to cause Rick Antonelli to be appointed as the Chief Executive Officer of GXYF pursuant to the terms of the Employment Agreement attached as Exhibit F, and to execute such employment agreement. At any time between the closing of the Tender Offer and the consummation of the Merger, either of the Krieger Group or Mill Road shall have the right to compel the Company, through its ownership of Andromeda and Andromeda’s ownership of the shares of GXYF, (a) to appoint an equal number of members from the Krieger Group and Mill Road to the board of directors of GXYF, and (b) to take all actions necessary to cause the Go Private Event and to close the Merger as expeditiously as possible. Following the Merger, the Company will cause GXYF to take each of the following actions:

(a) GXYF Dividends. The Company will work to establish a working capital facility for GXYF for the purpose of typical cash management and allowing GXYF to operate its normal business with a minimal cash balance. Upon successful implementation of this working capital facility, the Company will cause GXYF to make a one-time distribution to the Company in the amount of $2,750,000, which will further make a distribution in the same amount to the Krieger Group (the “Krieger Distribution”). For avoidance of doubt, the Krieger Distribution shall constitute consideration paid to the Krieger Group in exchange for the Company’s purchase of 7,638,889 shares of GXYF stock. Thereafter, provided there is sufficient GXYF Free Cash Flow, and provided that such action is lawful and will not give rise to any liability for the Company, GXYF, any Director or any director of GXYF, the Company will cause GXYF to pay a dividend to the Company of a minimum of $1,000,000 annually, unless the Investor Directors mutually agree to a different amount.

(b) Services Provided to GXYF by Mill Road Capital Management LLC and the Krieger Group.

(i) Following the Merger, the Krieger Group will provide the following services to GXYF at a cost of $50,000 per month (the “Krieger Group Fees”) pursuant to the terms of a services agreement between the Company and the Krieger Group:

(a) Raw material purchasing;

(b) Manufacturing consulting;

(c) Legal services provided by the Krieger Group’s in-house counsel; and

(d) Employment of Michael Slyce (to be used at GXYF management’s discretion).

(ii) Following the Merger, Mill Road Capital Management LLC will provide acquisition advisory services to GXYF at a cost of $25,000 per month (the “Mill Road Fees”) pursuant to the terms of a services agreement between the Company and Mill Road Capital Management LLC.

(iii) The Krieger Group Fees and the Mill Road Fees will have a term that expires at the earlier of (A) four (4) years following the Merger, (B) the sale of more than  2/3rds of the Company’s shares of GXYF, (C) in the case of the Krieger Group, the Transfer of all of the Krieger Group’s Interest in the Company, and (D) in the case of Mill Road Capital Management LLC, the Transfer of all of Mill Road’s Interest in the Company.

(c) Fees and Expenses. The Company shall cause the fees and expenses borne by Mill Road and the Krieger Group (including the fees and expenses of their respective attorneys, advisors and agents) related to the Tender Offer, the Go Private Event and the Merger (including the preparation and negotiation of (i) the term sheet dated February 6, 2009 between Mill Road and the Kreiger Group and (ii) this Agreement) to be reimbursed to the respective parties by GXYF following the Merger; provided, however, that all fees and expenses related to the Tender Offer (consisting of legal fees associated with the preparation of the offer to purchase and Schedule TO filed with the Securities and Exchange Commission, printing costs, information agent fees, and transfer agent fees) (the “Tender Offer Expenses”) shall be paid by the Capital Contributions of Mill Road to the Company, as provided on Exhibit A.

(d) Inspection. The Company shall cause GXYF to permit each Class A Unitholder to visit and inspect GXYF’s properties; examine its books of account and records; and discuss the GXYF’s affairs, finances, and accounts with its officers, during normal business hours of GXYF as may be reasonably requested by such Class A Unitholder.

(e) Class A Unitholder Reporting. The Company shall cause GXYF to distribute to each Class A Unitholder:

(i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of GXYF, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the GXYF Budget for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing approved by the Executive Committee;

(ii) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows of GXYF for such month, and an unaudited balance sheet and statement of stockholders’ equity of GXYF as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii) such other information relating to the financial condition, business, prospects, or corporate affairs of GXYF as a Class A Unitholder may from time to time reasonably request.

If, for any period, GXYF has any subsidiary whose accounts are consolidated with those of GXYF, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of GXYF and all such consolidated subsidiaries.

(f) Class B Unitholder Reporting. The Company shall cause GXYF to distribute to each Class B Unitholder that holds at least 15,000 Class B Units, the annual financial information provided to Class A Unitholders pursuant to Section 7.03(e)(i); provided, however, that such Class B Unitholder is not then engaged in a business that is competitive with the Company, as determined by the Board in good faith.

7.04 Officers.

(a) Enumeration. The officers of the Company shall consist of such officers with such titles as the Executive Committee may deem appropriate.

(b) Qualification. No officer need be a Unitholder or a Director. Any two (2) or more offices may be held by the same person.

(c) Tenure. Except as otherwise provided by law or by this Agreement, each officer shall hold office until such officer’s successor is appointed by the Executive Committee, or until such officer’s earlier Death or Disability, resignation or removal.

(d) Resignation and Removal. Any officer may resign by delivering such officer’s written resignation to the Company at the Company’s principal office or to any Director. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Except as the Executive Committee may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Company.

(e) Vacancies. The Executive Committee may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any office. Each such successor officer shall hold office for the unexpired term of such successor officer’s predecessor and until such successor officer’s successor is elected and qualified, or until such successor officer’s earlier Death or Disability, resignation or removal.

(f) Advisory Board. The Company shall have an Advisory Board, consisting of the Executive Committee and additional members appointed to the Advisory Board by the Executive Committee from time to time. The initial additional members of the Advisory Board shall be David Johnson, Michael Slyce, and Thomas Lynch. The purpose of the Advisory Board shall be to facilitate the improvement and growth of the operations of GXYF and to provide strategic guidance to GXYF. The function of the Advisory Board shall be strictly advisory. Members of the Advisory Board shall serve on the Advisory Board for the terms of their appointment or until their successors are appointed and qualified. Any member of the Advisory Board may be removed from the Advisory Board by Investor Director Approval, with or without cause. If any member of the Advisory Board does not sign a confidentiality agreement reasonably acceptable to the Company, the Company may exclude any member of the Advisory Board from access to any material or meeting or portion thereof if the Executive Committee determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. In addition, members of the Advisory Board may be excluded from access to any material or meeting or portion thereof if the Executive Committee determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege.

(g) Salaries. Officers of the Company shall be entitled to such salaries, compensation or reimbursement, if any, as may be fixed or allowed from time to time by Investor Director Approval.

7.05 Binding the Company. Except as the Executive Committee may generally or in any particular case or cases otherwise authorize, and subject to the other provisions of this Agreement and the Certificate, all deeds, leases, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company shall be signed by the Management Director at the direction of the Executive Committee.

7.06 Exculpation. Notwithstanding any other provision of this Agreement to the contrary, no Covered Person shall be liable, responsible or accountable in damages or otherwise to the Company or to any Unitholder for any loss or damage incurred by reason of any act or omission performed or omitted by the Covered Person in good faith either on behalf of the Company, Andromeda or GXYF or in furtherance of the interests of the Company, Andromeda or GXYF and in a manner reasonably believed by the Covered Person to be within the scope of the authority conferred by this Agreement, by law or with the consent of the Unitholders, unless the Covered Person is adjudicated by a court of competent jurisdiction to have committed gross negligence, intentional misconduct or any other intentional or criminal wrongdoing.

7.07 Indemnification. The Company, out of its assets and not out of the assets of the Unitholders, shall indemnify and hold harmless any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of any acts or omissions or alleged acts or omissions arising out of their respective activities on behalf of the Company, Andromeda or GXYF, if such activities were performed in good faith either on behalf of the Company, Andromeda or GXYF or in furtherance of the interests of the Company, Andromeda or GXYF and in a manner reasonably believed by the Covered Person to be within the scope of the authority conferred by this Agreement, by law or with the consent of the Unitholders, against losses, damages or expenses for which the Covered Person has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding, unless the Covered Person is adjudicated by a court of competent jurisdiction to have committed gross negligence, intentional misconduct or any other intentional or criminal wrongdoing, and provided further that the satisfaction of any indemnification and any holding harmless shall be from and limited to Company assets and no officer, Director or Unitholder shall have any personal liability on account thereof. In furtherance of and not in limitation of the foregoing, the Company shall advance expenses, including attorneys’ fees, incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such advances if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company with respect thereto, and may advance expenses on terms consistent with those set forth above for other Covered Persons in the discretion of the Executive Committee. The obligations of the Company under this Section 7.07 shall continue for the benefit of a Covered Person after such Covered Person has ceased to be an employee, officer, Director, member of the Advisory Board or Tax Matters Partner of the Company. The Company hereby acknowledges that the Mill Road Director and some of the other Covered Persons affiliated with Mill Road (collectively, the “Mill Road Covered Persons”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Mill Road and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Mill Road Covered Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Mill Road Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Mill Road Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and the Mill Road Covered Person), without regard to any rights a Mill Road Covered Person may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Mill Road Covered Person with respect to any claim for which a Mill Road Covered Person has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Mill Road Covered Person against the Company. The parties agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 7.07.

7.08 Reliance by Third Parties. All third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Executive Committee to act on behalf of the Company.

7.09 Guaranty and Assumption Agreements. Upon the occurrence of the Go Private Event, Mill Road and the Krieger Group shall each execute the Guaranty and Assumption Agreements in the form attached as Exhibits B, C, D and E.

7.10 UBTI and Effectively Connected Income. The Company will use its reasonable best efforts not to incur any UBTI or Effectively Connected Income, without the consent of Mill Road.

ARTICLE 8

Transfers and Repurchases of Interests

8.01 Restrictions on Transfers of Interests.

(a) Except as set forth in Section 8.01(f) or Section 8.01(i), no Unitholder may Transfer all or any part of such Unitholder’s Interest without complying with the right of first refusal provided for in Section 8.02, as well as any applicable securities laws.

(b) No Transfer of all or any part of a Unitholder’s Interest may be made to a competitor of the Company, GXYF or Andromeda, as determined by the Executive Committee.

(c) No Class B Units may be transferred without Investor Director Approval.

(d) Any Transferee of all or any portion of a Unitholder’s Interest (a “Substituted Unitholder”) must agree in writing to be bound by this Agreement and the restrictions described herein.

(e) Prior to the Transfer of any Interest of the Krieger Group: (i) to the extent that the guaranty provided for in the Guaranty and Assumption Agreements is still in effect, the guaranty must be terminated and of no further force or effect; and (ii) if there is a balance owed to Mill Road by the Krieger Group under the Guaranty and Assumption Agreements, all proceeds from the Transfer must first pay down the outstanding balance.

(f) Notwithstanding anything to the contrary in this Agreement, the right of first refusal provided for in Section 8.02 and any other applicable approvals by the Company, the Executive Committee or the Unitholders under this Agreement shall not apply to: (a) the Transfer to Mill Road of Class A Units held by the Krieger Group, pursuant to the terms of the Guaranty and Assumption Agreements, and (b) any transaction resulting from the provisions of Section 3.08.

(g) No Unitholder may Transfer all or any part of such Unitholder’s Interest if such Transfer would result in the Company being classified as a publicly traded partnership under the Code.

(h) Unless the application of this Section 8.01(h) is waived in writing by Investor Director Approval with respect to such Transfer, no Unitholder may Transfer all or any part of such Unitholder’s Interest if such Transfer would result in the termination of the Company under the Code or in a required adjustment to the basis of Company property under Section 743 of the Code.

(i) Notwithstanding the provisions of Section 8.01(b), in the case of a Class B Unitholder that is a natural person, such Class B Unitholder may Transfer, so long as no consideration is actually paid for such Transfer, Class B Units for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Class B Unitholder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Class B Unitholders or any such family members; provided that, the Class B Unitholder shall deliver prior written notice to the Company of such Transfer and such Class B Units shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Class B Unitholder (but only with respect to the securities so transferred to the transferee); and provided, further, that no such Class B Unitholder shall make such Transfers to more than three transferees without the approval of the Board.

(j) The Company may require reasonable evidence as to the satisfaction of any of the foregoing conditions, including a favorable opinion of counsel. Any purported Transfer as to which the conditions set forth in this Section 8.01 are not satisfied shall be void ab initio. Any Person that Transfers or proposes to Transfer an Interest shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with such Transfer or proposed Transfer.

8.02 Right of First Refusal.

(a) In the event that any Class A Unitholder (a “Selling Unitholder”) desires to Transfer any Class A Units (the “Transfer Units”) to a buyer who has made a bona fide offer to purchase the Transfer Units, then such Selling Unitholder shall first notify the Class A Unitholders (each, an “Offeree”), in writing, of such offer and its terms and conditions (the “Transfer Notice”) and offer to sell to each such Offeree a portion of the Transfer Units equal to the product attained by multiplying (a) the number of Transfer Units and (b) the quotient derived by dividing (i) the number of Class A Units held by such Offeree by (ii) the total number of Class A Units held by all Offerees. Each such Offeree must exercise its purchase right hereunder within ten (10) Business Days after receipt of the Transfer Notice.

(b) If all of the Transfer Units offered to the Offerees pursuant to Section 8.02(a) are not fully subscribed by the Offerees within the time period set forth therein, then the remaining Transfer Units will be reoffered, in writing, to each Offeree exercising the right to purchase its full allotment of the Transfer Units pursuant to Section 8.02(a) (the “Re-Offer Notice”). Such Offerees will then be entitled to purchase the remaining Transfer Units on a pro rata basis. Each such Offeree must exercise such purchase right within five (5) Business Days after receipt of the Re-Offer Notice (the “Re-Offer Period”).

(c) The purchase price for the Transfer Units shall equal the bona fide cash price or other consideration for which the Selling Unitholder proposes to transfer the Transfer Units (the “Transfer Price”). If the Transfer Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by Investor Director Approval in good faith. Payment of the Transfer Price shall be made, in cash (by check or wire transfer) within ten (10) Business Days after the later of the conclusion of the Offer Period or, if applicable, the Reoffer Period, or in the manner and at the times set forth in the Transfer Notice.

(d) Upon expiration of the Re-Offer Period, any Class A Units not purchased by the Offerees pursuant to this Section 8.02 may be sold by the Selling Unitholder to the buyer upon the same terms and conditions offered to the Offerees; provided, however, that if such sale is not closed within ninety (90) days of the expiration of the Re-Offer Period, the requirements of this Section 8.02 shall again apply.

(e) For the purposes of this Section 8.02, any transaction resulting in (or any proposed transaction that will likely result in) a Krieger Group Change of Control shall be deemed a sale (or potential sale) of the Class A Units owned by the Krieger Group and shall be subject to the provisions of this Section 8.02. Any Krieger Group Change of Control not in compliance with this Section 8.02(e) shall result in the Krieger Group offering its Class A Units to the Class A Unitholders pursuant to the procedures outlined in this Section 8.02 at the price per Class A Unit implied by the Krieger Group Change of Control transaction.

8.03 Tag-Along.

(a) Subject to first complying with the right of first refusal set forth in Section 8.02, in the event that any Class A Unitholder (a “Tag Selling Unitholder”) desires to Transfer any Class A Units, pursuant to a bona fide offer from any Person (other than an Affiliate of any Tag Selling Unitholder) (a “Buyer”), then such Tag Selling Unitholder shall notify the Class A Unitholders, to the extent such are not Tag Selling Unitholders (“Tag-Along Unitholders”), in writing, of such offer and its terms and conditions, including, without limitation, the number of Class A Units subject to the proposed Transfer, the sales price (the “Offer Price”), form of consideration and proposed Transfer date (the “Tag Transfer Notice”). Upon receipt of such Tag Transfer Notice, each Tag-Along Unitholder shall have the right to sell to the Buyer, on the same terms and conditions as the Tag Selling Unitholder as set forth in the Tag Transfer Notice, that number of Units equal to the product attained by multiplying (a) the number of Class A Units beneficially owned by the Tag-Along Unitholder and (b) the quotient derived by dividing (i) the number of Class A Units which otherwise would have been sold by the Tag Selling Unitholders to the Buyer by (ii) the total number of Class A Units Beneficially Owned by such Tag Selling Unitholder and the number of Class A Units Beneficially Owned by the Tag-Along Unitholders who have elected to participate in such Transfer. If more than one Tag-Along Unitholder elects to Transfer Class A Units pursuant to this Section 8.03, they may do so pro rata based on the number of Class A Units beneficially owned by each of them or in such other proportions as they may agree. To the extent one or more Tag-Along Unitholders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Class A Units that the Tag Selling Unitholder may Transfer shall be correspondingly reduced. The Tag-Along Unitholders’ right to sell pursuant to this Section 8.03 can be exercised by delivery of written notice to the Tag Selling Unitholder within ten (10) Business

Days following delivery of the Tag Transfer Notice. Any Tag-Along Unitholder who fails to notify the Tag Selling Unitholder within such ten (10) Business Days shall be deemed to have waived its rights under this Section 8.03.

(b) In the event that Class A Unitholders propose to Transfer Class A Units in one or more related transactions, the result of which would be a Change of Control, the Class B Unitholders shall have the same Tag-Along rights to participate in such Transfer as provided for in Section 8.03(a) for the Class A Unitholders; provided, however, that the Offer Price set forth in the Tag Transfer Notice with respect to the Class B Units shall be appropriately adjusted based on the liquidation value of a Class B Unit in a liquidation in which a Class A Unit were to receive the Offer Price provided for in Section 8.03(a).

8.04 Incapacity of a Unitholder

(a) Upon the Incapacity of a Unitholder (the “Incapacitated Unitholder”), the Unitholder’s Representative shall have the rights of a Transferee of a Unitholder for the purpose of settling or managing the estate of such Incapacitated Unitholder and such power as such Unitholder possessed to Transfer all or any part of the Unitholder’s Interest and to join with such Transferee in satisfying conditions precedent to such Transferee becoming a Substituted Unitholder.

(b) The Incapacity of a Unitholder shall not dissolve or terminate the Company, nor shall the Representative of such Incapacitated Unitholder have any rights to an accounting, appraisal or similar right of redemption, other than as expressly provided herein.

8.05 Repurchases or Forfeiture of Class B Units. In the event that the Company repurchases any vested or unvested Class B Units or any vested or unvested Class B Units are forfeited, pursuant to the terms of an employment agreement with a Class B Unitholder or otherwise, (i) the repurchased Class B Units shall be deemed no longer outstanding (and may subsequently be reissued by the Executive Committee in accordance with Section 3.05 hereof) and (ii) the balance of the Capital Account with respect to such Class B Units shall be reallocated to the Class A Unitholders, in proportion to their respective number of Class A Units.

ARTICLE 9

Term; Dissolution and Liquidation

9.01 Events Causing Dissolution. The Company shall continue until it is dissolved and its affairs wound up, which shall occur on the earlier of the happening of any of the following events:

(a) Investor Director Approval;

(b) at any time when there are no Unitholders; and

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

9.02 Procedures on Dissolution.

(a) Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company have been applied or distributed as provided herein and the Certificate of Formation has been canceled in the manner required by the Delaware Act. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company shall continue to be governed by this Agreement. Following the dissolution of the Company in accordance with this Agreement, no further business shall be done in the Company except for the completion of any transactions in process and the taking of such action as is necessary for the performance and discharge of the Company’s obligations, the winding-up and liquidation of its affairs and the distribution of its assets.

(b) Upon the dissolution of the Company, the Company shall be liquidated in an orderly manner in accordance with this ARTICLE 9 and the Delaware Act. The liquidation shall be conducted and supervised by the Liquidating Agent. The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company that the Executive Committee has with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Company and the Transfer of any assets of the Company. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute Company property to the Unitholders subject to liens.

(c) The Liquidating Agent shall liquidate the Company as promptly as shall be practicable after dissolution and apply and distribute the proceeds thereof as provided in Section 9.03 below.

(d) The Liquidating Agent may, in its sole discretion, form a trust that survives the filing of a certificate of cancellation with respect to the Company pursuant to Section 18-203 of the Delaware Act (the “Liquidating Trust”) and appoint one or more Persons as trustees of the Liquidating Trust, to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with the power to prosecute and defend, in the name of the Company or otherwise, all such suits as may be necessary or proper for the aforesaid purposes and to appoint an agent or agents under them, and to do all other acts which might be done by the Company, if in being, that may be necessary for the final settlement of the unfinished business of the Company.

9.03 Liquidation Following Dissolution.

(a) The Liquidating Agent shall wind up the affairs of the Company and liquidate its assets as promptly as the Liquidating Agent deems consistent with obtaining the fair market value thereof and in any event within twelve (12) months of the date of dissolution of the Company. The Liquidating Agent may distribute the Company assets which it determines may legally be distributed in kind and the sale of which would not be consistent with obtaining the fair value thereof.

(b) Subject to applicable law with respect to the rights of creditors of the Company, the cash proceeds of liquidation and then any assets to be distributed in kind (with each class of securities of any issuer being considered a different asset, and each portion of any class of assets with a different tax basis for federal income tax purposes being considered a different asset) shall be applied pro rata in the following order:

(i) to the discharge, to the extent required by any lender or creditor (including any Unitholder that is a creditor), of debts and obligations of the Company in the order of priority provided by law, but excluding sums listed in subsequent clauses of this ARTICLE 9;

(ii) to fund reserves for contingent or unforeseen liabilities of the Company, to the extent deemed reasonable by the Liquidating Agent;

(iii) the balance, if any, to the Unitholders so that, in the aggregate, distributions have been made to the Unitholders in accordance with the priorities set forth in Section 6.01 (taking into account Section 6.02).

It is intended that the distributions set forth in this Section 9.03 comply with the requirements of applicable Treasury Regulations that liquidating distributions be made in accordance with positive Capital Accounts. However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to Section 9.03(b)(iii) shall be made, but rather items of income, gain, loss, deduction and credit will be reallocated among the Partners so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.

(c) In the event that assets other than cash are distributed such assets shall be valued at their fair market value as determined by Investor Director Approval.

9.04 Claims of the Unitholders. The Unitholders shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Unitholders shall have no recourse against the Company or any Covered Person.

9.05 Certificate of Cancellation. As soon as practicable after the dissolution and completion of winding up of the Company and the liquidating distributions to its Unitholders, the Liquidating Agent shall file a certificate of cancellation of the Certificate of Formation.

ARTICLE 10

General Provisions

10.01 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or if sent by overnight courier or by facsimile transmission with transmission confirmed, addressed as follows: if intended for the Company, to the Company’s principal place of business determined pursuant to Section 2.02(a), and if intended for any Unitholder to the address of such Unitholder set forth on such Unitholder’s signature page hereto or at such other address as any Unitholder may designate by written notice, or if by electronic mail, to the electronic email address of the Unitholder as last notified to the Company. Notices shall be deemed to have been given (1) when personally delivered, (2) if mailed, on the earlier of (a) three days after the date on which deposited in the mails, and (b) the date on which received, or (3) if sent by overnight courier, facsimile transmission or electronic mail, on the date on which received; provided, that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any written notice given in any other manner shall be deemed given only when actually received.

10.02 Word Meanings. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless expressly stated otherwise in any given instance. The singular shall include the plural, unless the context otherwise requires. Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.” Any list of one or more items preceded by the words “include” or “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

10.03 Binding Provisions. Subject to the restrictions on Transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and all Persons who hereafter become Unitholders in accordance with this Agreement, and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not create any rights for the benefit of any third party except that Sections 7.06 and 7.07 shall inure to the benefit of Covered Persons and Section 10.10 shall inure to the benefit of Foley Hoag LLP.

10.04 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of the State of Delaware, notwithstanding its principles of conflicts of laws.

10.05 Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement shall be determined and settled by arbitration in the State of Delaware, by a panel of three members who shall be selected, and such arbitration shall be conducted, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect. The arbitrators shall not be authorized to award punitive, exemplary or analogous damages. Any award rendered shall be final and binding upon the Unitholders and their legal representatives and judgment upon any such award may be entered in any court having jurisdiction thereof. The party or parties against which an award is made shall bear its or their own expenses and those of the prevailing party or parties, including fees and disbursements of attorneys, accountants, and financial experts, and shall bear all arbitration fees and expenses of the arbitrators. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator’s award or when emergency relief is required.

10.06 Counterparts. This Agreement may be executed in several counterparts, including facsimile counterparts, and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

10.07 Severability of Provisions. Each provision of this Agreement shall be considered severable. In the event that any of the provisions of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such provisions shall be null and void and shall be deemed deleted from this Agreement, and all the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable law.

10.08 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.09 Amendments and Waivers. Except as otherwise specifically provided in this Agreement, this Agreement may be amended or modified, and the operation or effect of any provisions hereof may be waived (prospectively or retrospectively and either for a specified period of time or indefinitely), only by a writing approved by Investor Director Approval and the approval of the holders of at least two-thirds ( 2/3) of the Units then outstanding. Notwithstanding the foregoing, (i) an amendment or waiver which directly and adversely affects the Class A Units in a manner distinct from the Class B Units must also be approved by a the holders of a majority in number of the Class A Units, (ii) an amendment or waiver which directly and adversely affects the rights of the Class B Unitholders in a manner distinct from the Class A Units must also be approved by the holders of a majority in number of the Class B Units and (iii) if an amendment or waiver discriminates between Unitholders of any Class of Units, it must be approved by any Unitholder who is adversely affected as a result of such discrimination; provided, however, that no additional issuances of Class A Units shall be deemed to affect the rights of the Class B Unitholders in a manner distinct from the Class A Units. The Company may amend Exhibit A to this Agreement to reflect the admission of an Additional or Substituted Unitholder, the withdrawal of a Unitholder or adjustments in the allocations of Profit and Loss, provided that such admissions, withdrawals or adjustments are otherwise made in accordance with this Agreement. Notwithstanding the foregoing, Section 7.01(b)(iii) may not be amended without the approval of the Management Director, if any.

10.10 Counsel to the Company. Foley Hoag LLP has represented Mill Road and its Affiliates in the Tender Offer and the negotiation and execution of this Agreement. The Unitholders acknowledge that Foley Hoag LLP may represent the Company, Andromeda or GXYF in matters from time to time that are not directly adverse to Mill Road and its Affiliates, and that such representation will not preclude Foley Hoag LLP from representing Mill Road and its Affiliates in matters adverse to the Company, Andromeda, GXYF or any Unitholders. Each Unitholder other than Mill Road and its Affiliates acknowledges that Foley Hoag LLP does not represent it in any capacity as a Unitholder in the absence of a clear and explicit written agreement to such effect between the Unitholder and Foley Hoag LLP (and then only to such extent as set forth in the such agreement), and that in the absence of any such agreement Foley Hoag LLP shall owe no duties directly to any Unitholder other than Mill Road and its Affiliates. In the event any dispute or controversy arises between the Company and any Unitholder other than Mill Road and its Affiliates, or between the Company or any Unitholder other than Mill Road and its Affiliates, on the one hand, and Mill Road and its Affiliates that Foley Hoag LLP represents, on the other hand, then each Unitholder agrees that Foley Hoag LLP may represent Mill Road and its Affiliates or the Company (and in the case where the dispute is between any Unitholder, on the one hand, and both Mill Road and its Affiliates and the Company, on the other hand, Foley Hoag LLP may represent both the Company and Mill Road and its Affiliates) in any such dispute or controversy to the extent permitted by the applicable rules of professional conduct, and each Unitholder hereby consents to such representation. Each Unitholder further acknowledges that, whether or not Foley Hoag LLP has in the past represented or is currently representing such Unitholder with respect to other matters, Foley Hoag LLP has not represented the interests of any Unitholder other than Mill Road and its Affiliates in the preparation and negotiation of this Agreement. Notwithstanding the provisions of Section 10.11 (Entire Agreement), this Section 10.10 shall be treated as a supplement to, and not a substitution or replacement for, any other waiver, consent or agreement provided to Foley Hoag LLP by any person. For the purpose hereof, Affiliates of Mill Road includes any principals of Mill Road, but specifically does not include the Company, Andromeda or GXYF.

10.11 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between or among them relating to such subject matter, including the Original Agreement.

10.12 Waiver of Partition. Each Unitholder waives all rights, at law, in equity or otherwise, to require a partition of all or any portion of the assets of the Company.

10.13 Confidentiality. Each Unitholder agrees to maintain the confidentiality of the Company’s records, reports and affairs, agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports provided or made available to such Unitholder, and agrees not to disclose to any other Person any information contained therein, without the express prior written consent of the Executive Committee; provided that any Unitholder may provide financial statements, tax returns and other information contained therein (i) to such Unitholder’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives as long as such Unitholder instructs such Persons, and such Persons agree, to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein, (ii) to potential Transferees of such Unitholder’s Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company, (iii) if and to the extent required by law (including judicial or administrative order), provided that the Company is given prior notice to enable it to seek a protective order or similar relief, and provided further that such requirement of law is confirmed by judicial or administrative order or by a written opinion of counsel satisfactory to the Executive Committee, (iv) to representatives of any governmental regulatory agency or authority with jurisdiction over such Unitholder, and (v) in order to enforce rights under this Agreement. Nothing in Section 10.13 shall limit the ability of a Unitholder to make any disclosure of the tax treatment or tax structure of the Company (or any transactions undertaken by the Company) to such Unitholder’s tax advisors or to the United States Internal Revenue Service or any other taxing authority. As used in this Section 10.13, the term “tax treatment” refers to the purported or claimed income tax treatment in a particular jurisdiction and the term “tax structure” refers to any fact that may be relevant to understanding the purported or claimed income tax treatment in a particular jurisdiction.

[signature pages follow]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

The undersigned hereby executes the Amended and Restated Limited Liability Company Agreement of MW1 LLC (the “Agreement”), hereby agrees to all of the provisions of the Agreement and hereby authorizes this signature page to be attached, together with signature pages of other parties, as a counterpart to the Agreement.

Dated this 7 th day of May 2009.

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director and Chairman

Notice Address:

Fax:
Email:

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

The undersigned hereby executes the Amended and Restated Limited Liability Company Agreement of MW1 LLC (the “Agreement”), hereby agrees to all of the provisions of the Agreement and hereby authorizes this signature page to be attached, together with signature pages of other parties, as a counterpart to the Agreement.

Dated this 7 th day of May 2009.

Galaxy Partners, L.L.C.

By:	/s/ Timothy S. Krieger
Title:	Chief Manager/President

Notice Address:

Fax:
Email:

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

The undersigned hereby executes the Amended and Restated Limited Liability Company Agreement of MW1 LLC (the “Agreement”), hereby agrees to all of the provisions of the Agreement and hereby authorizes this signature page to be attached, together with signature pages of other parties, as a counterpart to the Agreement.

Dated this 7 th day of May 2009.

Richard Antonelli

/s/ Richard Antonelli
Rick Antonelli (as the Management Director, but not as a holder of Class B Units until the conditions specified in Section 3.05(b) have been met)

Notice Address:

Fax:
Email:

Exhibit A

(as of May 1, 2009)

	Capital Contribution/ Capital Account	Units Outstanding
Class A
Krieger Group	Krieger Contribution (1)	500,000
Mill Road	Mill Road Contribution (2)	500,000

Total Class A		1,000,000

Class B	$0	0

Total Units		1,000,000

(1) The “Krieger Contribution” consists of (a) 13,811,120 shares of GXYF valued at $0.36 per share (for a total value of $4,972,003.20), minus (b) 7,638,889 shares of GXYF valued at $0.36 per share (for a total value equal to the amount of Krieger Distribution).

(2) The “Mill Road Contribution” consists of (a) 559,608 shares of GXYF valued at $0.36 per share for a total of $201,458.88, plus (b) the dollar amount calculated as follows and to be contributed to the Company as and when calculated and needed to complete the Tender Offer, the Merger and the related actions:

(i)	the cash amount necessary for Andromeda to purchase all outstanding shares of GXYF pursuant to the Tender Offer and Merger, at a price of $0.36 per GXYF share, other than the 14,370,728 shares of GXYF contributed by the Krieger Group and Mill Road under this Agreement (approximately $4,546,440.00 based on an estimated 12,629,000 outstanding shares of GXYF other than those contributed hereunder); and

(ii)	plus the Tender Offer Expenses.

Class B Units authorized for issuance pursuant to Section 3.05(b):

			Class B Distribution Threshold
Class B
Rick Antonelli	$0	55,556
Unallocated	$0	55,555

Total Class B	$0	111,111

Exhibit B

GUARANTY

This Guaranty is made as of the              day of             , 2009, by Mill Road Capital, L.P., a Delaware limited partnership (“Guarantor”), to Robert O. Schachter, a Minnesota resident (“Creditor”) with respect to obligations of Galaxy Partners, L.L.C., a Minnesota limited liability company (“Debtor”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor covenants and agrees as follows:

1. GUARANTY OF PAYMENT AND PERFORMANCE. The Guarantor hereby guarantees to the Creditor the full and punctual payment when due (whether at maturity, by acceleration or otherwise) of the Promissory Note Remainder (as defined below), together with all costs of collection, compromise or enforcement, including without limitation reasonable attorneys’ fees, incurred with respect to the Promissory Note Remainder or this Guaranty, or with respect to a proceeding under the federal bankruptcy laws or any insolvency, receivership, arrangement or reorganization law or an assignment for the benefit of creditors concerning Debtor or Guarantor, together with interest on all such costs of collection, compromise or enforcement from the date arising (all the foregoing, collectively, the “Obligations”). For purposes of this Guaranty, “Promissory Note Remainder” shall mean $2,750,000.

This Guaranty is an absolute, unconditional and, subject to Section 6 hereof, continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Creditor first attempt to collect any of the Obligations from the Debtor or resort to any security or other means of obtaining their payment. Should the Debtor default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder shall become immediately due and payable to the Creditor, without demand or notice of any nature, all of which are expressly waived by the Guarantor.

2. WAIVERS BY GUARANTOR; CREDITOR’S FREEDOM TO ACT. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Creditor with respect thereto. The Guarantor waives presentment, demand, protest, notice of acceptance, notice of Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Debtor, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Creditor to assert any claim or demand or to enforce any right or remedy against the Debtor; (ii) any extensions or renewals of, or alteration of the terms of, any Obligation or any portion thereof; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Obligation; (iv) the substitution or release of any entity primarily or secondarily liable for any Obligation; (v) the adequacy of any rights the Creditor may have against any collateral or other means of obtaining repayment of the Obligations; (vi) the impairment of any collateral securing the Obligations, including without limitation the failure to perfect or preserve any rights the Creditor might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; (vii) failure to obtain or maintain a right of contribution for the benefit of the Guarantor; (viii) errors or omissions in connection with the Creditor’s administration of the Obligations (except behavior constituting bad faith); or (ix) any other act or omission that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor.

3. UNENFORCEABILITY OF OBLIGATIONS AGAINST DEBTOR. If for any reason the Debtor is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Debtor by operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Debtor, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

4. SUBROGATION; SUBORDINATION. Until the payment and performance in full of all Obligations and any and all obligations of the Debtor to Creditor, the Guarantor shall not exercise any rights against the Debtor arising as a result of payment by the Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with the Creditor in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; the Guarantor will not claim any set-off or counterclaim against the Debtor in respect of any liability of the Guarantor to the Debtor; and the Guarantor waives any benefit of and any right to participate in any collateral that may be held by the Creditor. The payment of any amounts due with respect to any indebtedness of the Debtor now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Obligations. The Guarantor agrees that after the occurrence of any default in the payment or performance of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Debtor to the Guarantor until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Creditor and be paid over to the Creditor on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

5. TERMINATION. This Guaranty is irrevocable and shall continue until December 31, 2010 (the “Termination Date”), as of which date it shall terminate and cease to be of any further force and effect except with respect to claims made hereunder prior to such date.

6. SUCCESSORS AND ASSIGNS. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Creditor and the Creditor’s heirs, personal representatives and permitted assigns. This Guaranty may be assigned by Creditor only with the consent of Guarantor. If the Debtor shall obtain refinancing of the Promissory Note Remainder as a result of which the Creditor shall be paid the Promissory Note Remainder in full, Guarantor agrees at the request of such refinancing party to guarantee Debtor’s payment of the debt resulting from such refinancing by entering into a guaranty in substantially the same form as this Guaranty; provided that (i) the amount thereby guaranteed shall not exceed the amount guaranteed pursuant to this Guaranty, and (ii) the Termination Date shall not be extended. This Guaranty is made by Guarantor for the benefit of Debtor and may be enforced by Debtor as a third party beneficiary.

7. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Creditor. No failure on the part of the Creditor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

8. NOTICES. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class mail postage prepaid or, in the case of telecopied notice, when transmitted, receipt confirmed, addressed as follows: if to the Guarantor, at the address or telecopier number set forth below, and if to the Creditor, at 15446 Village Woods Drive, Eden Prairie, MN 55347 or at such address as either party may designate in writing.

9. GOVERNING LAW; CONSENT TO JURISDICTION. This Guaranty is intended to take effect as a sealed instrument and shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or in any Federal Court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit’s being made upon the Guarantor by mail at the address set forth at the head of this Guaranty. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

10. MISCELLANEOUS. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. This writing is intended by the parties as a final, complete and exclusive expression of their guaranty agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms. There are no conditions to the full effectiveness of this Guaranty. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as a sealed instrument as of the date appearing on page one.

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:

Thomas E. Lynch
Management Committee Director and Chairman

Address:	Two Sound View Drive, Suite 300 Greenwich, CT 06830

Exhibit C

ASSUMPTION AGREEMENT

This Assumption Agreement is made, executed and delivered as of                 , 2009 (the “Assumption Agreement”), by and between Mill Road Capital, L.P., a Delaware limited partnership (“MRC”) and Galaxy Partners, L.L.C., a Minnesota limited liability company (“Krieger Group”).

WHEREAS, MRC has guaranteed a portion of Krieger Group’s obligations to Robert O. Schachter under a Promissory Note dated as of November 6, 2008 (the “Note”) pursuant to a Guaranty dated as of the date hereof (the “Guaranty”);

WHEREAS, Krieger Group proposes to refinance its obligations under the Note before the Note becomes due and payable on November 18, 2009 (the “Maturity Date”);

WHEREAS, MRC is willing to assume Krieger Group’s obligations under the Note to the extent of the obligations guaranteed under the Guaranty (the “Guaranteed Obligations”) if Krieger Group is not able to extend the term of the Note or refinance its obligations under the Note upon the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Assumption. If by the Maturity Date, the term of the Note shall not have been extended or the Note paid in full as a result of a refinancing, MRC, at Krieger Group’s option, which must be exercised by notice to MRC no later than two business days following the Maturity Date, shall assume Krieger Group’s obligations under the Note up to the maximum amount of the Guaranteed Obligations. If, as a result of such assumption, MRC shall be required to pay and discharge any portion of the obligations due under the Note, MRC shall do so and such amount shall be deemed a loan made by MRC to Krieger Group (the “New Loan”), which shall be satisfied by Krieger Group as provided herein.

2. Krieger Group’s Payment Obligations with respect to the New Loan. Krieger Group promises to pay to the order of MRC or its assigns the principal sum of the New Loan (“New Loan Principal”) together with interest on the unpaid principal balance of the New Loan from time to time outstanding at the rate of 18% per annum from the date that the New Loan shall be extended (the “Loan Date”) until paid in full. Subject to the conversion provisions set forth herein, principal shall be repaid in full on the first anniversary of the Loan Date (the “First Anniversary”). Prior to the First Anniversary, Krieger Group shall pay accrued interest quarterly in arrears beginning on the date that is three months after the Loan Date. If by the First Anniversary, Krieger Group shall not have paid all quarterly payments of interest due prior thereto, the unpaid interest shall be compounded and interest shall be paid on the balance thereof from time to time outstanding at the rate of 22% per annum, until all interest for the first year and any additional interest owed as a result of this sentence has been paid. The provisions of

Section 3 hereof shall apply only if the New Loan shall be extended pursuant to Section 1 above.

3. Automatic Conversion and Transfer. If Krieger Group shall fail to pay the full amount of the New Loan Principal on the First Anniversary, then, subject to the Renewable Repayment Option (as defined below), 1/16 of the New Loan Principal, and any interest accruing after the First Anniversary, shall automatically convert into the right on each date that is three months after the First Anniversary and each three months thereafter (each, a “Quarterly Conversion Date”) to receive the portion of Krieger Group’s 500,000 Class A Units of MW1 LLC, a Delaware limited liability company (“MW1”) issued on May 7, 2009, plus any other equity or securities of MW1 issued thereon as a result of any non-cash dividend, split of Class A Units, or similar events (collectively, the “Krieger Class A Units”), set forth below opposite the period wherein such Quarterly Conversion Date shall occur and such Krieger Class A Units shall automatically be transferred to MRC effective as of such Quarterly Conversion Date:

During the first year after the First Anniversary:	5% of the Available Interest (as defined below) per quarter

During the second year after the First Anniversary:	6.25% of the Available Interest per quarter

During the third year after the First Anniversary:	6.25% of the Available Interest per quarter

During the fourth year after the First Anniversary:	7.5% of the Available Interest per quarter

For purposes of this Assumption Agreement, “Available Interest” shall mean that portion of Krieger Class A Units equal to the fraction obtained by dividing (i) the New Loan Principal by (ii) 5,500,000.

Notwithstanding the foregoing, Krieger Group shall have the right at any time to resume payment of the outstanding New Loan Principal and reduce the automatic conversion thereof into and transfer of Krieger Class A Units prescribed above (the “Renewable Repayment Option”). To the extent that Krieger Group shall pay less than all of the outstanding New Loan Principal, the conversion and transfer rights provided above shall be proportionately nullified with respect to non-payment of New Loan Principal during the remaining Quarterly Conversion Dates in reverse chronological order, e.g., if Krieger Group shall repay 1/4 of the original New Loan Principal on the second anniversary of the Loan Date, the conversion and transfer rights with respect to the fourth year after the First Anniversary shall be nullified.

MRC’s written confirmation to MW1 as of any Quarterly Conversion Date that the New Loan shall not have been paid in full, together with a copy of this Assumption Agreement, shall serve as sufficient evidence of any automatic transfer of a portion of the Available Interest that shall occur as a result of the provisions set forth above and MW1 is hereby directed to accept, acknowledge and register such transfer on its books and records to reflect the corresponding changes in the membership interests of MRC and Krieger Group.

4. Representations. Krieger Group hereby represents and warrants as follows:

a. Organization: Qualification. Krieger Group is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the power and authority to perform the transactions contemplated by this Assumption Agreement.

b. Authority; No Conflict. The execution, delivery and performance by Krieger Group of this Assumption Agreement (i) have been duly authorized and approved, (ii) do not conflict with any provision of the organizational documents pursuant to which Krieger Group was created, (iii) do not violate any law, regulation, order, judgment or decree by which Krieger Group is bound, and (iv) do not, and will not, with or without the passage of time, or the giving of notice, conflict with, violate or result in a breach, acceleration or default under any agreement or instrument to which Krieger Group is a party or to which any of Krieger Group’s properties may be subject.

c. Enforceability. This Assumption Agreement has been duly executed and delivered by Krieger Group and constitutes the legal valid and binding obligation of Krieger Group, enforceable against Krieger Group in accordance with its terms.

5. Further Actions. Each of the parties hereto covenants and agrees, at the expense of the requesting party, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assumption and to take such other action as such other party may reasonably request to more effectively consummate the assumption contemplated by this Assumption Agreement.

6. Waiver of Notice. Krieger Group hereby waives notice of acceptance hereof, notice of any action taken or omitted by MRC in reliance hereon, and any requirement that MRC be diligent or prompt in making demands hereunder, giving notice of any claim or asserting any other right hereunder. Krieger Group also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available in respect of its obligations hereunder by virtue of any law or exemption affecting bankruptcy or creditor’s rights, statutes of limitation, valuation, stay, moratorium law or other similar law not or hereafter in effect.

7. Succession and Assignment. Subject to the immediately following sentence, this Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Assumption Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party except that MRC may freely assign its rights hereunder after such time, if any, as it shall have made the New Loan to Krieger Group as provided in Section 1 hereof.

8. Modification and Waiver. No modification or waiver of any provision of this Assumption Agreement and no consent by MRC to any departure therefrom by Krieger Group shall be effective unless such modification or waiver shall be in writing and signed by MRC and the same shall then be effective only for the period, on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on Krieger Group in any case shall entitle Krieger Group to any other or further notice or demand in similar or other circumstances.

9. Captions. The captions of the various Sections and paragraphs of this Assumption Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Assumption Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Assumption Agreement.

10. Governing Law; Injunctive Relief. This Assumption Agreement shall be governed by and construed in accordance with the domestic substantive laws of the state of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The parties acknowledge and agree that violation of this Assumption Agreement may cause irreparable harm to the other party not adequately compensable by money damages alone, and therefore agree that, in addition to all other remedies available to the parties at law, in equity or otherwise, the parties shall be entitled to injunctive relief to prevent an actual or threatened violation of this Assumption Agreement and to enforce the provisions hereof, without showing or proving any actual damage or posting any bond in connection therewith.

11. Counterparts. This Assumption Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the undersigned has caused this Assumption Agreement to be signed by its duly authorized officer as of the date first written above.

Mill Road Capital, L.P.

By: Mill Road Capital GP LLC, its General Partner

By:
Thomas E. Lynch
Management Committee Director and Chairman

Galaxy Partners, L.L.C.

By:
Title:

Exhibit D

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement is made and entered into as of             , 2009, by and between Galaxy Partners, L.L.C., a Minnesota limited liability company (“Krieger Group”), and Mill Road Capital, L.P., a Delaware limited partnership (“MRC”).

WHEREAS, MRC is willing to enter into a guaranty (the “Guaranty”) of a portion of Krieger Group’s obligations under its Promissory Note (the “Note”) dated as of November 6, 2008 to Robert O. Schachter (“Lender”);

WHEREAS, Krieger Group is willing to reimburse MRC, and indemnify and hold harmless MRC for and from any and all costs and expenses incurred, by MRC pursuant to the Guaranty;

NOW, THEREFORE, in consideration of the Guaranty and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Agreement to Pay. Krieger Group unconditionally covenants with MRC and agrees that it will duly and punctually pay all of its obligations under the Note in accordance with the terms thereof. Krieger Group will promptly notify MRC of any default by Krieger Group under the terms of the Note and shall provide MRC with copies of all notices and other communications received by Krieger Group from Lender promptly after receipt thereof.

2. Reimbursement. Krieger Group also promises to pay to MRC, or to order, on demand, (i) all amounts which shall have been paid by MRC pursuant to the terms of the Guaranty and costs incurred by MRC in connection with the Guaranty plus (ii) interest on such amounts and costs at a rate of 18% per annum. As used throughout this Agreement, “Guaranty” shall mean the Guaranty as in effect as of the date hereof and as assigned or replaced as provided in Section 6 of the Guaranty.

3. Indemnification. Krieger Group shall, upon demand, pay all amounts payable pursuant to Section 2 of this Agreement, including, without limitation, principal, interest and costs, and reimburse, indemnify and hold MRC harmless for, from and against all payments, costs, losses, claims, damages, liabilities, and expenses, including, without limitation, costs of investigation, disbursements and reasonable attorney’s fees, which may be incurred by or imposed upon MRC and which arise out of or in connection with the performance or enforcement of the Guaranty. All such payments, reimbursements and indemnifications shall be made in accordance with the terms of this Agreement.

4. Representations of Krieger Group. Krieger Group hereby represents and warrants to MRC, as of the date hereof, as follows:

4.1 Organization: Qualification. Krieger Group is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the power and authority to perform the transactions contemplated by this Agreement.

4.2 Authority; No Conflict. The execution, delivery and performance by Krieger Group of this Agreement (i) have been duly authorized and approved. (ii) do not conflict with any provision of the organizational documents pursuant to which Krieger Group was created, (iii) do not violate any law, regulation, order, judgment or decree by which Krieger Group is bound, and (iv) do not, and will not, with or without the passage of time, or the giving of notice, conflict with, violate or result in a breach, acceleration or default under any agreement or instrument to which Krieger Group is a party or to which any of Krieger Group’s properties may be subject.

4.3 Enforceability. This Agreement has been duly executed and delivered by Krieger Group and constitutes the legal valid and binding obligation of Krieger Group, enforceable against Krieger Group in accordance with its terms.

5. Covenants of Krieger Group. Until payment in full of all principal and interest and other amounts due hereunder, Krieger Group covenants and agrees as follows:

5.1 Maintenance of Existence. Krieger Group shall maintain its existence as a limited liability company, shall continue to be qualified to do business under the laws of Minnesota and shall not, without prior written consent of MRC, dissolve or otherwise dispose of all or substantially all of its assets.

5.2 Notification of Default. Krieger Group shall promptly notify MRC, in writing, of the occurrence of any condition or event which constitutes, or with or without the passage of time or the giving of notice would constitute, a default by Krieger Group under the terms hereof or of the Note.

5.3 Notification of Litigation. Krieger Group shall promptly notify MRC in writing of any litigation that has been instituted or is pending, or to Krieger Group’s knowledge is threatened, against Krieger Group, the outcome of which might have a material adverse effect on the financial condition of Krieger Group.

6. Absolute and Unconditional Obligations. The obligations of Krieger Group hereunder are absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense Krieger Group may have against MRC, and shall not be impaired or affected by (whether or not Krieger Group has any knowledge of): (i) any extension, indulgence or accrual in respect of the payment of the principal or interest due under the Note; (ii) any amendment or modification of the terms of the Note or any agreement relating thereto including, without limitation, any guaranty or security agreement, affecting the liability of MRC, including, without limitation, the release of any collateral; (iii) any amendment or modification to this Agreement or any other instrument or agreement, whether of security, guaranty, indemnity or otherwise; (iv) any failure or omission to enforce any right, power, remedy or privilege in respect of this Agreement or the Guaranty. The foregoing notwithstanding, at such time, if ever, as MRC shall at Krieger Group’s option assume the Guaranteed Obligations, this Agreement shall terminate and cease to be of any further force and effect.

7. Remedies Cumulative. No remedy herein conferred upon or reserved to MRC is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. Notwithstanding the fact that MRC may seek to or may exercise more than one remedy as aforesaid, MRC agrees that it shall not be entitled to recover more than the amounts owed to it hereunder. Delay or omission to exercise any right or power accruing upon any default, or a failure by MRC to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies upon default hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce, by injunction or other appropriate legal or equitable remedy, strict compliance by Krieger Group with all of the covenants and conditions hereof, or of the right to exercise any such rights or remedies, if such default by Krieger Group be continued or repeated.

8. Waiver of Notice. Krieger Group hereby waives notice of acceptance hereof, notice of any action taken or omitted by MRC in reliance hereon, and any requirement that MRC be diligent or prompt in making demands hereunder, giving notice of any claim or asserting any other right hereunder. Krieger Group also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available in respect of its obligations hereunder by virtue of any law or exemption affecting bankruptcy or creditor’s rights, statutes of limitation, valuation, stay, moratorium law or other similar law not or hereafter in effect.

9. Miscellaneous.

9.1 Expenses. Krieger Group hereby promises to pay on demand all reasonable legal fees and other reasonable costs and expenses, including reasonable attorneys’ fees, paid or incurred by MRC in enforcing or collecting any amounts payable hereunder.

9.2 Modification and Waiver. No modification or waiver of any provision of this Agreement and no consent by MRC to any departure therefrom by Krieger Group shall be effective unless such modification or waiver shall be in writing and signed by MRC and the same shall then be effective only for the period, on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on Krieger Group in any case shall entitle Krieger Group to any other or further notice or demand in similar or other circumstances.

9.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to its principles of conflicts of laws.

9.4 Notices. All communications under or in connection with this Note shall be in writing and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or if sent by overnight courier or by facsimile transmission with transmission confirmed, addressed to the following addresses or to such other person or address as each party hereto may from time to time designate by written notice to the actual party hereto:

If to Krieger Group:	17725 Juniper Path
Lakeville, MN 55044

If to MRC:	Two Sound View Drive, Suite 300
Greenwich, CT 06830
Attn:

cc:	Peter M. Rosenblum, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210

Notices shall be deemed to have been given (1) when personally delivered, (2) if mailed, on the earlier of (a) three days after the date on which deposited in the mails, and (b) the date on which received, or (3) if sent by overnight courier or facsimile transmission, on the date on which received; provided, that notices of a change of address shall not be deemed given until the actual receipt thereof.

9.5 Captions. The captions of the various Sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

9.6 Successors and Assigns. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8 Severability of Provisions. If any provision of this Agreement or any other instrument securing or related to the indebtedness secured hereby shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of the instrument in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other instrument referred to herein shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Galaxy Partners, L.L.C.

By:
Title:

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:
Thomas E. Lynch
Management Committee Director and Chairman

Exhibit E

MEMBERSHIP INTERESTS SECURITY AGREEMENT

This Membership Interests Security Agreement is made and entered into as of             , 2009, by and between Galaxy Partners, L.L.C., a Minnesota limited liability company (“Krieger Group”), and Mill Road Capital, L.P., a Delaware limited partnership (“MRC”).

WHEREAS, contemporaneously herewith, MRC is entering into a guaranty (the “Guaranty”) of part of the obligations of Krieger Group under a Promissory Note dated as of November 6, 2008 to Robert O. Schachter (“Mr. Schachter”) in the face amount of $5,500,000 (the “Promissory Note”);

WHEREAS, Krieger Group has agreed to reimburse MRC if MRC is required to make any payments to Mr. Schachter under the Guaranty as provided in a Reimbursement Agreement between Krieger Group and MRC dated as of the date hereof (the “Reimbursement Agreement”);

WHEREAS, to induce MRC to extend the Guaranty to Mr. Schachter, Krieger Group has agreed to grant a security interest in all of its membership interests now owned or hereafter acquired, in MW1 LLC, a Delaware limited liability company (the “Membership Interests”), including but not limited to its Class A Units, to MRC as security for the full and faithful payment and performance of Krieger Group’s obligations under the Reimbursement Agreement (the “Obligations”);

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Security Interest. As security for the due and punctual payment and performance of all obligations owed by the Krieger Group to MRC under the Reimbursement Agreement, Krieger Group hereby grants a security interest to MRC in and to the Membership Interests, together with all additions thereto, substitutions therefor, proceeds thereof and all distributions, income and dividends with respect thereto as well as all rights in connection with the foregoing (collectively, the “Collateral”), which security interest constitutes a first priority lien on the Collateral and all proceeds thereof.

2. Further Action. Krieger Group will execute and deliver in such manner and form as MRC may reasonably require, or permit MRC to file and record, any financing statements or other documents that MRC may reasonably request in order to perfect its security interest in the Collateral or to exercise and enforce its rights hereunder with respect to the Collateral. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed as such.

3. Release of Collateral. Upon the full and faithful payment and performance of the Obligations by Krieger Group, MRC shall release all of its rights hereunder in and to the Collateral.

4. Voting Rights and Distributions. Until there shall have occurred an Event of Default (as defined below), Krieger Group shall be entitled to exercise any voting or other consensual rights with respect to the Collateral in any manner not inconsistent with the terms of this Security Agreement and to receive and retain any cash distributions paid or distributed in respect of the Collateral. If there shall have occurred an Event of Default, and if such Event of Default shall be continuing, all rights of Krieger Group to exercise voting rights pertaining to the Collateral or to receive and retain cash distributions that it would otherwise be entitled to exercise or receive and retain shall cease, and all such rights shall thereupon become vested in MRC, which shall thereupon have the sole right to exercise such voting or other consensual rights and to receive and retain such cash distributions.

5. Events of Default. Each of the following occurrences shall constitute an event of default under this Agreement (herein called “Event of Default”):

(a) Krieger Group shall fail to pay any or all of the Obligations when due;

(b) Krieger Group shall fail to observe or perform any covenant or agreement herein binding on it or shall be in default under any other agreement between it and MRC;

(c) Any representation or warranty by Krieger Group set forth in this Agreement or made to MRC in any financial statements or reports regarding Krieger Group submitted to MRC by or on behalf of Krieger Group shall prove materially false or misleading;

(d) A garnishment summons or a writ of attachment is issued against or served upon Krieger Group for the attachment of any property of Krieger Group or any indebtedness owing to Krieger Group; or

(e) Krieger Group shall (i) voluntarily file, or have filed against it involuntarily, a petition under the United States Bankruptcy Code or (ii) dissolve or liquidate.

6. Remedies Upon Default. Upon the occurrence of an Event of Default, MRC, without demand of performance or other demand, advertisement or notice of any kind to or upon Krieger Group or any other person (all and each of which demands, advertisements and/or notices are, to the extent permitted by law, hereby expressly waived) may exercise in addition to any of the rights and remedies a secured party can assert under the New York Uniform Commercial Code as now in effect, and to the extent not inconsistent with non-waivable provisions thereof, any one or more of the following rights and remedies, without having to give notice except as is hereinafter specifically provided:

(a) Any or all of the Collateral held by MRC hereunder may, at the option of MRC and in addition to any other rights MRC may possess in such event, be registered in the name of MRC or its nominees, as secured parties, and MRC or its nominees may thereafter, without notice, exercise all voting and other rights, privileges and options pertaining to any of the Collateral as if it were the absolute owner thereof, including without limitation the right to receive distributions payable thereon, and the right to exchange, at its discretion, any and all of the Collateral all without liability except to account for property actually received by it, and any and all voting and other rights, but MRC shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

(b) All distributions with respect to any of the Collateral shall be paid to MRC to be held by MRC as additional security hereunder until applied to any amounts owing by the Krieger Group to MRC pursuant hereto or pursuant to the Reimbursement Agreement.

(c) To the extent permitted by law with the agreement of Krieger Group, any sale or other disposition by MRC may be by public or private proceedings and may be made by one or more contracts, as a unit or in parcels, at such time and place, by such method, in such manner and on such terms as MRC may determine. Except as required by law, such sale or other disposition may be made without advertisement or notice of any kind to any third party. MRC will, however, notify Krieger Group of the time and place of such sale or other disposition at least ten (10) days before the time of such sale or other disposition. To the extent permitted by law, MRC or any other holder of the Obligations may buy any or all of the Collateral upon any public or private sale thereof. To the extent permitted by law, upon any such sale or sales, the Collateral so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption or any similar rights, all such equity of redemption and any similar rights being hereby expressly waived and released by Krieger Group to the extent permitted by applicable law. In the event any consent, approval or authorization of any governmental agency shall be necessary to effectuate any such sale or sales, Krieger Group shall execute, and hereby agrees to cause the issuer of any Collateral to execute, as necessary, all applications or other instruments as may be required; provided that the foregoing shall not obligate Krieger Group to register any Collateral under the Securities Act of 1933. After deducting all reasonable costs and expenses of collection, custody, sale or other disposition or delivery (including legal costs and reasonable attorneys’ fees) and all other charges due against the Collateral, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of the Obligations in the order of priorities as is determined at the time by MRC, except as otherwise provided by law or directed by any court purporting to have jurisdiction thereof, and any surplus shall be returned to Krieger Group, except as otherwise provided by law or such court. Krieger Group shall be liable for any deficiency in payment of the Obligations, including all costs and expenses of collection, custody, sale or other disposition or delivery and all other charges due against the Collateral, as hereinbefore enumerated.

Krieger Group recognizes that MRC may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account for investment and not with a view to the distribution or resale thereof. Krieger Group agrees that private sales so made may be at a price and on other terms less favorable to the seller than if such Collateral were sold at public sales, and that MRC has no obligation to delay the sale of any Collateral for the period of time necessary to permit such Collateral to be registered for public sale under the Securities Act of 1933. Krieger Group agrees that sales made under the foregoing circumstances shall not be deemed to have been made in a commercially unreasonable manner by virtue of any sale made on terms less favorable to the seller resulting from the private nature of the sale. Subject to the foregoing, MRC agrees that any sale of Collateral made by it shall be made in a commercially reasonable manner.

(d) Nothing contained herein shall be deemed to limit or restrict any other remedy available to MRC.

(e) The parties hereto agree that any disposition or retention of all or any part of the Collateral in the manner as set forth in this Section 6 shall be deemed to be fair and commercially reasonable.

7. Application of Proceeds. The proceeds from the sale of all or any part of the Collateral and any other cash or property at any time held by MRC under this Agreement shall be applied by MRC (i) first, to the payment of all costs and expenses, including reasonable attorney’s fees and disbursements of counsel, incurred by MRC and counsel in connection with such sale and/or in collecting the Obligations; (ii) second, to the payment of the principal amount and interest, accrued to the date of the application of such proceeds, and other consideration included in the Obligations equally and ratably, without preference or priority; and (iii) finally, to the payment to Krieger Group or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds and cash.

8. Deficiency. If the proceeds of the sale or collection of or other realization upon the Collateral are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, Krieger Group shall remain liable to MRC for any deficiency.

9. Expenses. Krieger Group agrees to pay or reimburse MRC for all costs and expenses, including reasonable attorneys’ fees and disbursements of counsel, incurred by MRC in connection with the protection, defense or enforcement of this Agreement and/or in exercising any rights and remedies under this Agreement.

10. Representations, Warranties and Covenants of Krieger Group. Krieger Group hereby represents and warrants to, and covenants and agrees with MRC as follows:

(a) Krieger Group, as of the date hereof, is the sole record and beneficial owner of the membership interests constituting the Collateral;

(b) Krieger Group has and shall maintain at all times during the term of this Agreement title to the Collateral, free and clear of all liens, charges, security interests and other encumbrances, except for the security interest granted hereby and any granted prior hereto;

(c) Krieger Group has full power and authority to execute this Agreement, to perform its obligations hereunder and to subject the Collateral to the security interests granted hereby;

(d) Upon Krieger Group’s delivery of the Collateral to MRC, this Agreement creates and grants a valid lien on and perfected security interest in the Collateral;

(e) So long as any of the Obligations remain unpaid or unperformed, Krieger Group shall not sell, assign, transfer or otherwise dispose of or encumber all or any part of the Collateral without the prior written consent of MRC;

(f) Krieger Group warrants and will defend MRC’s right, title, special property and security interest in and to the Collateral owned by Krieger Group against the claims of any person, firm, corporation or other entity; and

(g) The Membership Interests are uncertificated and Krieger Group shall take all actions necessary to cause the Membership Interests and any other Collateral to remain uncertificated. Nevertheless, if and to the extent that the Membership Interests or any other Collateral shall be certificated in the future, Krieger Group shall immediately deliver such certificates evidencing the Membership Interests and/or such Collateral to MRC. The parties acknowledge and agree that the Membership Interests are not “Securities” as defined in Section 8-102 of the Uniform Commercial Code and Krieger Group agrees not to take a position to the contrary.

11. Waiver. Neither a course of dealing of MRC nor any failure or delay by MRC to exercise any right, power or privilege under the Guaranty, Reimbursement Agreement or this Agreement shall operate as a waiver thereunder or hereunder and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege thereunder or hereunder. No covenant or other provision of this Agreement may be waived and no consent contemplated hereby may be given, other than in a writing signed by MRC waiving such covenant or provision or giving such consent.

12. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to subject matter hereof.

13. Amendment. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties hereto.

14. Successors and Assigns. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns, but except as otherwise expressly provided herein, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto.

15. Governing Law. This Agreement shall be deemed to be a contract made under and shall be construed, interpreted, governed by and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

16. Assignment. MRC shall have the right to assign this Agreement and the security interest granted thereby in connection with an assignment of the Obligations. Upon any such assignment, the assignee shall be entitled, upon notifying Krieger Group of such assignment, to performance of all of Krieger Group’s duties and obligations under this Agreement and the assignee shall be entitled to all of the rights and remedies of MRC under this Agreement.

17. Notices. if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or if sent by overnight courier or by facsimile transmission with transmission confirmed, addressed to the following addresses or to such other person or address as each party hereto may from time to time designate by written notice to the actual party hereto:

If to Krieger Group:

Galaxy Partners, L.L.C.

17725 Juniper Path

Lakeville, MN 55044

Attn:

If to MRC:

Mill Road Capital, L.P.

Two Sound View Drive, Suite 300

Greenwich, CT 06830

Attn:

Notices shall be deemed to have been given (1) when personally delivered, (2) if mailed, on the earlier of (a) three days after the date on which deposited in the mails, and (b) the date on which received, or (3) if sent by overnight courier or facsimile transmission, on the date on which received; provided, that notices of a change of address shall not be deemed given until the actual receipt thereof.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

19. Severability. The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal or unenforceable for any reason, the remainder shall not thereby be invalidated but shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Galaxy Partners, L.L.C.

By:
Title:

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:
Thomas E. Lynch
Management Committee Director and Chairman

Exhibit F

GALAXY NUTRITIONAL FOODS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of this             day of May, 2009, by and between Galaxy Nutritional Foods, Inc., a Delaware corporation (the “Company”), and Rick Antonelli (the “Executive”).

R E C I T A L S:

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company;

WHEREAS, the Company desires to employ the Executive, and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as Chief Executive Officer of the Company and, in such capacity, shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall have responsibility for the management and day-to-day operations of the Company and shall have such duties as are typically performed by a Chief Executive Officer, together with such additional duties, commensurate with the Executive’s skills and expertise and his position as Chief Executive Officer of the Company, as may be assigned to the Executive from time to time by the Board. The Executive shall serve on the Board and shall also serve as a member of the Executive Committee (the “Executive Committee”) of the Company’s parent company MW1 LLC, a Delaware limited liability corporation (“Parent”). The Executive shall also serve, for no additional consideration and at the discretion of the Executive Committee, as the Chief Executive Officer of Parent. The principal location of the Executive’s employment shall be at the Company’s office in Orlando, Florida, although the Executive understands and agrees that he may be reasonably required to travel from time to time for business reasons.

SECTION 2. Term. Subject to the provisions and conditions of this Agreement (including, without limitation, Section 7) the Executive’s employment hereunder shall be for an initial term of two (2) years, commencing on May 18, 2009, which term shall automatically renew thereafter for successive terms of one year each unless either party gives notice to the other at least ninety (90) days prior to the expiration of the initial or any renewal term that this Agreement shall not renew.

SECTION 3. Exclusivity. During the term of the Executive’s employment hereunder, the Executive shall devote his full time during normal business hours to the business of the Company and Parent, shall faithfully serve the Company and Parent, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board and the Executive Committee in accordance with the terms of this Agreement, and shall use his best efforts to promote and serve the interests of the Company and Parent. The foregoing notwithstanding, subject to compliance with the other provisions of this Agreement, including the non-competition provisions set forth in Section 8, the Executive may engage in any activities that, either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

SECTION 4. Compensation.

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary of two hundred fifty thousand dollars ($250,000) per annum with increases, if any, as may be approved in writing by the Board (the “Salary”); provided, however, that the Salary shall be increased each year by at least a minimum amount equal to the greater of 4% or the CPI Adjustment. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. For the purposes hereof, (i) the “CPI Adjustment” shall be equal to a fraction the numerator of which is the Consumer Price Index for the calendar month immediately preceding such anniversary and the denominator of which is the Consumer Price Index for the same calendar month of the immediately preceding year, and (ii) the “Consumer Price Index” means the consumer price index as published by the Bureau of Labor Statistics of the U.S. Department of Labor for All Items, All Urban Consumers.

(b) Bonus. The Executive shall be eligible to receive an annual cash bonus (the “Bonus”) of up to 100% of the Salary at the conclusion of each fiscal year. For the fiscal year ended March 31, 2010, the Bonus shall be $250,000 and shall be payable to the Executive so long as he is still employed by the Company at the end of such fiscal year or as otherwise provided in Section 7(g) of this Agreement. In subsequent fiscal years, the amount of the Bonus, if any, shall be determined based on a formula and performance measures agreed to between the Executive and the Board at the time of, and in connection with, the Company’s annual budget process, such formula to provide for some form of partial payout to be determined based on the achievement or partial achievement of the relevant performance metrics. Such Bonus shall be paid no later than sixty (60) days following the end of the fiscal year for which it is payable (or if paid pursuant to Section 7(g) of this Agreement in accordance with the provisions of such section).

(c) Equity Incentive. The Executive shall receive an equity incentive in accordance with Section 11 below.

(d) Other Benefits. During the term of the Executive’s employment hereunder, in addition to the Salary and the Bonus, the Executive shall be entitled to participate in health, insurance, pension, and other benefits provided to other senior executives of the Company on terms no less favorable than those available to senior executives of the Company generally

(collectively “Benefits”). The Executive shall also be entitled to four weeks of vacation per year and the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policies in effect from time to time generally.

(e) Taxation of Payments and Benefits. The Company may make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that the Company reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

SECTION 5. Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with Company policy, including expenses for travel, entertainment, lodging and similar items, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse the Executive for all such expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the policy of the Company, as in effect from time to time.

SECTION 6. Employment at Will. Subject to the provisions and conditions of this Agreement (including, without limitation, Section 7), the Executive’s employment hereunder shall be effective as of the date hereof. Executive’s employment shall be employment “at will,” under which both Executive and the Company shall be entitled to terminate this Agreement and the employment relationship, with or without Cause or Good Reason (each as hereinafter defined), at any time, subject to the requirements of Section 7 hereof.

SECTION 7. Termination and Default.

(a) Death. This Agreement shall automatically terminate upon the death of the Executive and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 7(g) below.

(b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, this Agreement shall remain in full force and effect and the Company shall pay all compensation and benefits required to be paid to the Executive hereunder, net of any applicable disability coverage, unless the Executive is unable to perform the duties required of him under this Agreement for six consecutive months, in which event this Agreement, including, but not limited to, the Company’s obligations to pay any Salary or Bonus or to provide any privileges under this Agreement, shall terminate at the end of such waiting period and the Executive shall be entitled to receive only those amounts specified in Section 7(g) below.

(c) Cause. If the Executive’s employment is terminated for Cause pursuant to this Section 7(c), the Executive shall be entitled to receive the amounts specified in Section 7(f) below. In the event of termination for Cause, the Company shall deliver to the Executive written notice pursuant to a vote of the Board summarizing the basis for such termination including the nature of the Cause which is the reason for such termination. For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement or other deliberate dishonesty of the Executive with respect to the Company or any subsidiary or affiliate thereof; (ii) commission by the Executive of any felony, the equivalent of a felony, or any charge of fraud, embezzlement, theft, offense involving moral turpitude, any crime related to the Executive’s duties hereunder or a violation of any federal or state securities or tax law; (iii) material breach by the Executive of this Agreement; or (iv) gross and willful failure of the Executive to perform his duties hereunder. With respect to subsections (iii) and (iv) such actions shall not be deemed Cause unless such breach or failure continues for more than 10 days following receipt by the Executive of written notice given pursuant to a vote of the Board, such vote to set forth in reasonable detail the nature of such breach or failure.

(d) Good Reason. The Executive may terminate this Agreement for “Good Reason” if he resigns from his employment hereunder following the occurrence of one of the following: (i) a substantial adverse alteration in the nature or status of the Executive’s duties or responsibilities or the conditions of the Executive’s employment, which alteration continues for more than 10 days following receipt by the Company of written notice from the Executive setting forth in reasonable detail the nature of such alteration, (ii) a change in the Executive’s principal work location, without the Executive’s consent, to a location more than 50 miles from Orlando, Florida (travel for Company business shall not be deemed a change in principal work location), (iii) a material default by the Company in the performance of its obligations hereunder, and such default shall not have been corrected by the Company within 10 days of receipt by the Company of written notice from the Executive of the occurrence of such default, which notice shall specifically set forth the nature of such default (provided, however, that if there is more than one default under this subsection (iii) in any 6-month period the Executive shall not be required to give notice or allow cure for the second default), and (iv) a reduction by the Company in the Executive’s Salary or Benefits; provided, that if the Board has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not entitle the Executive to terminate his employment for Good Reason if, and only if, the reduction of the Executive’s Salary and Benefits is proportionate to the reduction imposed on other executives of the Company. If the Executive terminates his employment hereunder for Good Reason pursuant to this Section 7(d), the Executive shall be entitled to receive the amounts specified in Section 7(g) below. The date of termination of the Executive’s employment under this Section 7(d) shall be the effective date of any resignation specified in writing by the Executive, which shall not be less than 10 days after receipt by the Company of written notice of such resignation.

(e) Resignation. The Executive shall have the right to immediately terminate this Agreement by giving notice of the Executive’s resignation other than for Good Reason. Upon receipt of such notice, this Agreement shall terminate immediately and the Executive shall be entitled to receive the amounts specified in Section 7(f) below, provided, however, that if the Company has grounds to terminate the Executive for Cause at the time of such resignation, the

Company shall have the right to notify Executive, within 10 business days of his resignation, that, despite his resignation, his employment has been terminated for Cause.

(f) Payments Upon Termination For Cause or Resignation without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns without Good Reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary and Benefits or un-reimbursed expenses. If the Executive’s employment hereunder is terminated for Cause, the Executive shall forfeit all vested and unvested Class B Units granted pursuant to Section 11 below. If the Executive’s employment hereunder is terminated as a result of a resignation by the Executive without Good Reason, the Executive shall retain all vested Class B Units granted pursuant to Section 11 below, and shall only forfeit his unvested Class B Units.

(g) Payments Upon Termination Other Than For Cause. If the Executive’s employment with the Company is terminated by the Company without Cause, or as a result of death or disability of the Executive or if the Executive terminates his employment for Good Reason: (i) the Company shall pay to the Executive an amount equal to six months’ Salary as in effect on the date of such termination and shall pay the Executive’s health insurance premiums for a period of six months; provided, however, that such health insurance premiums shall only be paid if and to the extent that following such termination the Executive is eligible, and elects pursuant to COBRA, to continue to be covered under the Company’s health insurance plan in effect at the time of such termination; (ii) if such termination happens on or before March 31, 2010, the Company shall pay the Executive the full amount of the Bonus provided for in Section 4(b) for the fiscal year ended March 31, 2010, and if such termination happens after March 31, 2010, the Company shall pay the Executive the pro rata portion (based on the number of days employed in the fiscal year in which the termination occurs) of the Bonus that the Executive would have received, if the results of the Company through the date of termination were annualized for the full fiscal year; (iii) the vesting of the Executive’s Class B Units granted pursuant to Section 11 below shall be accelerated to equal the pro-rata portion (based on the number of days employed in the relevant year) of Class B Units that would vest through and including the day that is six months after the termination date, and the Executive shall retain all such vested Class B Units (and forfeit any other Class B Units that have not so vested); and (iv) the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary and Benefits or un-reimbursed expenses. In the event that Executive’s employment terminates as a result of the non-renewal by the Company of this Agreement (a “Company Non-Renewal”) the Company shall pay to the Executive an amount equal to three months’ Salary as in effect on the date of such termination and shall pay the Executive’s health insurance premiums for a period of three months; provided, however, that such health insurance premiums shall only be paid if and to the extent that following such termination the Executive is eligible, and elects pursuant to COBRA, to continue to be covered under the Company’s health insurance plan in effect at the time of such termination.

(h) Prompt Payment. Amounts owed by the Company in respect of Salary under the provisions of this Section 7 shall be paid at the same time that salary is otherwise paid to employees as part of the Company’s regular payroll practice over the applicable period of salary continuation. Amounts owed by the Company in respect of Bonus or reimbursement for expenses under the provisions of this Section 7 shall be paid in a lump sum, which shall be paid promptly following the Executive’s termination of employment, but in no event later than sixty (60) days following such termination.

(i) Notice of Termination. The Executive’s employment hereunder is “at will” employment, and the Company may terminate this Agreement at any time effective (x) in the case of termination under Section 7(c) for Cause, upon delivery of a written notice to the Executive and (y) in the case of termination for other than Cause, upon 10 days written notice to the Executive.

SECTION 8. Secrecy and Non-Competition.

(a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 8 are essential to protect the value of the Company’s and Parent’s business and assets and that by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain substantial knowledge, contacts, know-how, training and experience, and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s and Parent’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the date hereof and ending at the conclusion of the six months following the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity (a “Person”), whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person engaging in any such activity if the securities of such Person are publicly traded and such investment constitutes less than 1% of the outstanding shares of capital stock or comparable equity interests of such Person. For purposes of this Agreement, “Designated Industry” shall mean the cheese and dairy alternative food market and any other food products market or other business or industry entered into (or planned to be entered into) by the Company during the term of Executive’s employment hereunder. In the event of a Company Non-Renewal, the Restricted Period shall end at the conclusion of the three months following the termination of the Executive’s employment.

(b) Non-Solicitation; Non-Disparagement. During the period commencing on the date of this Agreement and ending on the second anniversary of the termination of the Executive’s employment hereunder, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, its affiliates or subsidiaries, or otherwise directly interfere with the relationship of the Company, its affiliates or subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company, its affiliates or subsidiaries. Executive agrees not to disparage the Company or any of its officers, contractors, agents, representatives or affiliates, including, without limitation, to any customer or client of the Company.

(c) Confidential Information.

(i) The Executive shall at all times hold confidential all of the Confidential Information (as hereinafter defined). During the term of this Agreement, the Executive shall use and disclose Confidential Information only to the extent necessary to perform his duties as an employee of the Company and for the sole benefit of the Company. After the termination of the Executive’s employment with the Company, the Executive shall not disclose to any person or entity, or make use of, any Confidential Information without the prior written permission of a duly authorized officer of the Company. Upon the termination of the Executive’s employment in any manner or for any reason, the Executive shall promptly surrender to the Company all tangible evidence, records or representations of any Confidential Information, together with any other documents, materials, data, information and equipment belonging to or relating to the Company’s business and in his possession, custody or control, and the Executive shall not thereafter retain or deliver to any other person, any of the foregoing or any summary or memorandum thereof. This provision shall not apply to any Confidential Information which the Company has voluntarily disclosed to the public or has otherwise legally entered the public domain without fault of the Executive.

(ii) As used in this Agreement, “Confidential Information” shall mean all trade secrets, proprietary information and other data or information (and any tangible or electronic evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including, without limitation, the Executive) or received by the Company from an outside source, which is in the possession of the Company, which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include: (a) any idea, improvement, invention, innovation, development, technical data, design, formula, device, pattern, concept, process, engineering plan, process diagram, chemical formulation, marketing strategy, computer program, design, diagram, specification, drawing, user manual, training or service manual, plan for new or revised services or products, compilation of information, derivative work, or work in process, or parts thereof, research data or results and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible or electronic form, memorialized or reduced to practice); and (b) the name of any customer, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company. Confidential Information shall not include: (i) information that has been disclosed generally or is in the public domain through no fault of the Executive; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; and (iii) information that may be required by law or an order of any court, agency or proceeding to be disclosed.

(iii) The Company may from time to time have in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for purposes of this Agreement.

(iv) Confidential Information and all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, memoranda, reports, models, computer files, digital media and other materials containing, representing, evidencing, recording, performing, displaying, embodying or constituting any Confidential Information, however and whenever produced (whether by the Executive or by others), whether or not patentable or subject to copyright protection or other forms of proprietary protection, shall be the sole property of the Company.

d) Inventions. All discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements or parts thereof (including, without limitation, all devices, designs, specifications, drawings, product plans or definitions and research data or results) conceived, developed, or otherwise made by the Executive, alone or jointly with others and in any way relating to the Company’s present or proposed products, programs or services or to tasks assigned to the Executive during the course of his employment, whether or not patentable or subject to copyright protection or other forms of proprietary protection, and whether or not reduced to tangible or electronic form, memorialized or reduced to practice, during the period of the Executive’s employment with the Company, whether or not made during regular working hours, and whether or not made on the Company’s premises, and whether or not disclosed to the Company (hereinafter collectively referred to as the “Inventions”) shall be the sole property of the Company. All of the Inventions, including, without limitation, all parts thereof, and any memorialization thereof by electronic or manual storage, transcription, or recording, and any display, performance or modification thereof or derivative work based thereon, is work made for hire under the copyright laws of the United States especially ordered and commissioned by the Company. The Company shall be deemed the sole author, creator and inventor, as the case may be, of the Inventions. Any reference to “proprietary protection” or “proprietary rights” in this Agreement shall mean all forms and types of proprietary protection or proprietary rights, as the case may be, however denominated.

The Executive agrees to, and hereby does, assign to the Company all of his right, title and interest throughout the world in all Inventions and to anything tangible that contains, represents, evidences, records, performs, displays, embodies or constitutes any such Invention. The Executive hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company all copyrights, patents, trademarks and other proprietary rights that the Executive may have in any such Invention, together with the right to file for or own wholly without restriction United States and foreign copyrights, patents, trademarks and other proprietary rights with respect thereto. The Executive specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of the Executive’s work for the Company prior to the date hereof, whether as an employee or as a consultant, and all related copyrights, patents, trademarks or other proprietary rights, and that all such results, output and products shall be Inventions hereunder and the sole property of the Company.

The Executive hereby agrees, without payment of any consideration to the Executive in addition to the compensation described in Section 4 hereof, (i) promptly to disclose all Inventions to the Company, (ii) to assist the Company in every reasonable manner to obtain thereon patents, copyrights or other forms of proprietary protection in any and all countries for the Company’s benefit, and (iii) to execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent or copyright applications, patent or copyright assignments and registrations and applications that may be required for other forms of proprietary protection, and to take all such other actions, as the Company may request to obtain for the Company all right, title and interest in and to any of the Inventions or otherwise to carry out the purposes of this Agreement, to secure any of the Company’s rights hereunder or to carry out the intent of this Agreement. The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all out-of-pocket expenses thereof shall be paid by the Company.

The Executive agrees to waive, and hereby waives, all moral rights which the Executive may have in or to any Inventions and, to the extent that such rights may not be waived, the Executive agrees not to assert such rights against the Company or its licensees, partners or customers.

SECTION 9. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges and agrees that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining the Executive from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof.

SECTION 10. Survival. Except to the extent set forth in the next succeeding sentence, upon any termination of this Agreement, all of the rights, privileges and obligations of the Executive hereunder shall cease. Notwithstanding the foregoing, all of the rights, privileges and obligations of the Executive and the Company under this Section 10 and Sections 7, 8 and 9 of this Agreement shall survive the termination of this Agreement or the employment of the Executive by the Company for any reason.

SECTION 11. Equity Interest. Pursuant to the terms of Parent’s Amended and Restated Limited Liability Company Agreement (the “Parent LLC Agreement”), on the earliest date when Class B Units of Parent (the “Class B Units”) may be issued pursuant to Section 3.05(b) of the Parent LLC Agreement, Parent shall issue to the Executive 50,000 Class B Units, having the rights, privileges and preferences set forth in the Parent LLC Agreement. The Class B Units are intended to constitute a “profits interest” under the Internal Revenue Code, and shall vest annually over five years or upon a change of control, all as set forth in and governed by the Parent LLC Agreement.

SECTION 12. Section 409A. Notwithstanding anything contained herein to the contrary, in the event that the Company determines in good faith that any benefit payable under this Agreement upon termination of the Executive’s employment constitutes a “deferral of compensation” subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) payment of such benefit shall only be made in the event that the termination of employment constitutes a “Separation from Service” as defined in section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”); and (ii) in the event that the Executive is a “specified employee” (as defined in Section 409A ) at the time of his Separation from Service, payment of such amount shall be delayed six months following such Separation from Service, and shall be made on the first business day following the expiration of such six month period (or, if earlier, promptly following the date of his death, in which case such amount shall be paid to his estate). For the avoidance of doubt, amounts payable pursuant to this Agreement shall not be considered to be a “deferral of compensation” subject to Section 409A to the extent provided in Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferrals) and 1.409A-1(b)(9) (certain separation pay plans).

SECTION 13. Successors and Assigns; No Assignment; Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the heirs, legal representatives, successors and permitted assigns of each of the parties. This Agreement is personal to the Executive, and the Executive shall not assign any rights, or delegate any obligations, created under this Agreement without the prior written consent of the Company. The Company may assign its rights, or delegate obligations, under this Agreement to a successor by merger, consolidation, sale of all or substantially all Company assets or by any other reorganization in which the Company is not the surviving corporation. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement other than Parent, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. Parent shall have the right to enforce the Company’s rights under this Agreement.

SECTION 14. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification on the Company’s behalf will not be effective unless authorized by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

SECTION 15. Severability. The Executive acknowledges and agrees that the covenants set forth in Section 8 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or any other provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable covenant or provision shall be deemed replaced by a covenant or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 16. Governing Law; Indemnification. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The Company shall indemnify Executive for his service as a director and officer of the Company and Parent to the full extent the Company is permitted or required to do so by the Delaware General Corporation Law.

SECTION 17. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) if to the Executive, at 35 Princess Pine Drive, East Greenwich, RI, 02818, or at such other address as the Executive may have furnished the Company in writing;

(ii) if to the Company, at Galaxy Nutritional Foods, Inc., c/o Mill Road Capital, L.P., Two Sound View Drive, Suite 300, Greenwich, CT 06830 or at such other address as it may have furnished in writing to the Executive.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

SECTION 18. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SECTION 19. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter of this Agreement and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to such subject matter.

SECTION 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement under seal as of the date first above written.

GALAXY NUTRITIONAL FOODS, INC.

By:
Name:
Title:

Rick Antonelli